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The Redwood Review

3rd Quarter 2011

Redwood Trust

TABLE OF CONTENTS

Introduction	4

Shareholder Letter	5

Quarterly Overview	7

Financial Insights	12

„ Book Value	12

„ Balance Sheet	14

„ GAAP Income	18

„ Taxable Income and Dividends	23

„ Cash Flow	24

Commercial Real Estate Business	26

Residential Mortgage Loan Business	28

Investments in New Sequoia	29

Residential Real Estate Securities	30

Legacy Investments in Other Consolidated Entities	33

Appendix

Accounting Discussion	36

Glossary	37

Financial Tables	45

THE REDWOOD REVIEW 3RD QUARTER 2011	1

CAUTIONARY STATEMENT

Cautionary Statement

This Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Quarterly Report on Form 10-Q for the third quarter of 2011 and most recent Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Statements regarding the following subjects, among others, are forward-looking by their nature: (i) our competitive position and our ability to compete in the future, including our ability to effectively compete to acquire residential mortgage loans and our ability to compete to originate and acquire commercial real estate loans; (ii) our belief that it is now the time in the credit cycle to invest in mortgage credit risk, our future investment strategy, and our ability to find investments with attractive risk return profiles, including, without limitation, statements relating to our efforts to acquire residential mortgage loans, make commercial real estate investments, and make residential investments in the secondary market; (iii) statements relating to our plan to acquire loans included in our pipeline of residential mortgage loans that, as of the end of the third quarter of 2011, we planned to purchase through our conduit program and our plan to acquire additional loans that we have already added, or plan in the future to add, to our pipeline after the end of the third quarter of 2011, including loans included in our pipeline of residential mortgage loans as of October 31, 2011; (iv) our statements that changes in the conforming loan limits are expected to result in incremental volume for our residential loan conduit and that our residential loan conduit could also benefit from banks exiting the correspondent mortgage lending business; (v) our statement, in respect of the risk management activities we carry out relating to our pipeline of residential mortgage loans we own or plan to acquire for future securitization, that under normal market conditions and assuming we have hedged well, we would expect our risk management derivatives to minimize our risk to changing interest rates (i.e., so that the gain or loss on our derivatives would roughly match a loss or gain in the value of our pipeline of loans); (vi) our expectation that over time, as volume through our residential loan conduit increases and the periods of time it takes us to accumulate sufficient loans to execute a securitization of loans shorten, income statement volatility relating to the risk management activities we carry out relating to our pipeline of residential mortgage loans will be reduced; (vii) future securitization transactions, the timing of the completion of those future securitization transactions, and the number and size of such transactions we expect to complete in 2011 and future periods, which future securitizations may not be completed when planned or at all, and, more generally, statements regarding the likelihood and timing of, and our participation in, future securitization transactions and our ability to finance loan acquisitions through the execution of securitization transactions; (viii) our expectation that new Sequoia securitization entities will represent a larger portion of our balance sheet in the future; (ix) our statement that we expect to recover an aggregate of $7 million of loan loss reserves that relate to eleven Sequoia securitization entities in future periods upon the payoff or deconsolidation of those entities; (x) our statements relating to the cash flows we expect to receive from our investments, including that we expect that these cash flows will continue to exceed the total of our cash operating expense, interest expense, and dividends in future periods; (xi) that we do not expect to need to raise equity capital financing over the next couple of quarters (which expectation, we note, could change as 2012 unfolds), that we would consider raising equity or another form of long-term capital only when investment opportunities make raising capital attractive, and that we have exhausted our ability to raise financing through other sources; (xii) statements relating to our estimates of our investment capacity (including that we estimate our investment capacity was $206 million at September 30, 2011), our short-term borrowing capacity, our excess capital, and the amount of cash we need to cover short-term operations, working capital, and a liquidity cushion; (xiii) our statement that we plan to use mortgage warehouse borrowing facilities to finance the acquisition of residential mortgage loans in the future and that we expect to have these facilities in place in the fourth quarter of 2011; (xiv) future market and economic conditions and the future volume of transactions in those markets, including, without limitation, future conditions in the residential and commercial real estate markets and related financing markets (e.g., the CMBS market), and the related potential opportunities for our residential and commercial businesses (e.g., turmoil in the CMBS market may result in increased financing opportunities for us); (xv) our beliefs about, and our outlook for, the future direction of housing market fundamentals, including, without limitation, home prices, demand for housing, delinquency rates, foreclosure rates, prepayment rates, inventory of homes for sale, and mortgage interest rates and their potential impact on our business and results of operations and our belief that the housing market is in the process of forming a bottom and our expectation that housing, in general, will not be a significantly appreciating asset class for several years; (xvi) our beliefs about the future direction of commercial real estate fundamentals and statements regarding the competitive landscape for and availability of financing for commercial real estate; (xvii) our expectation that our commercial real estate loan originations are, in the near-term, likely to be in the range of $25 million to $50 million per quarter in the near future and our statement that occasionally our origination volumes could be in excess of the high end of this range, depending on business conditions and activity; (xviii) statements relating to the impact of recent and future legislative and regulatory changes that affect our business, the regulation of securitization transactions, and the mortgage finance markets, the manner in which the reform of the GSEs, including Fannie Mae and Freddie Mac, may take place and the timeline for that reform, and our statements that GSE reform could result in a larger portion of the mortgage market being available to us; (xix) our statement that we are optimistic that any regulatory changes relating to the Investment Company Act exclusion that we rely on will not have a negative impact on us or companies like us; (xx) our expectations regarding credit reserves, credit losses, the adequacy of credit support, and impairments and their impact on our investments (including as compared to our original expectations and credit reserve levels) and the timing of losses and impairments, and statements that the amount of credit reserves we designate may require changes in the future; (xxi) expectations regarding future interest income, future earnings, future earnings volatility, and future trends in operating expenses and the factors that may affect those trends; (xxii) our Board of Directors’ intention to pay a regular dividend of $0.25 per share per quarter in 2011; and (xxiii) our expectations and estimates relating to tax accounting and our anticipation of additional credit losses for tax purposes in 2011 and future periods and the level of those losses.

2	THE REDWOOD REVIEW 3RD QUARTER 2011

CAUTIONARY STATEMENT

Cautionary Statement (continued)

Important factors, among others, that may affect our actual results include: general economic trends, the performance of the housing, commercial real estate, mortgage, credit, and broader financial markets, and their effects on the prices of earning assets and the credit status of borrowers; federal and state legislative and regulatory developments, and the actions of governmental authorities, including those affecting the mortgage industry or our business; our exposure to credit risk and the timing of credit losses within our portfolio; the concentration of the credit risks we are exposed to, including due to the structure of assets we hold and the geographical concentration of real estate underlying assets we own; our exposure to adjustable-rate and negative amortization mortgage loans; the efficacy and expense of our efforts to manage or hedge credit risk, interest rate risk, and other financial and operational risks; changes in credit ratings on assets we own and changes in the rating agencies’ credit rating methodologies; changes in interest rates; changes in mortgage prepayment rates; the availability of assets for purchase at attractive prices and our ability to reinvest cash we hold; changes in the values of assets we own; changes in liquidity in the market for real estate securities and loans; our ability to finance the acquisition of real estate-related assets with short-term debt; the ability of counterparties to satisfy their obligations to us; our involvement in securitization transactions and the risks we are exposed to in engaging in securitization transactions; exposure to litigation arising from our involvement in securitization transactions; whether we have sufficient liquid assets to meet short-term needs; our ability to successfully compete and retain or attract key personnel; our ability to adapt our business model and strategies to changing circumstances; changes in our investment, financing, and hedging strategies and new risks we may be exposed to if we expand our business activities; exposure to environmental liabilities and the effects of global climate change; failure to comply with applicable laws and regulations; our failure to maintain appropriate internal controls over financial reporting and disclosure controls and procedures; the impact on our reputation that could result from our actions or omissions or from those of others; changes in accounting principles and tax rules; our ability to maintain our status as a real estate investment trust (REIT) for tax purposes; limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940; decisions about raising, managing, and distributing capital; and other factors not presently identified.

This Redwood Review may contain statistics and other data that in some cases have been obtained from or compiled from information made available by servicers and other third-party service providers.

THE REDWOOD REVIEW 3RD QUARTER 2011	3

INTRODUCTION

Note to Readers:

We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). We urge you to review these documents, which are available through our web site, www.redwoodtrust.com.

This document, called The Redwood Review, is an additional format for providing information about Redwood through a discussion of many GAAP as well as non-GAAP metrics, such as taxable income and economic book value. Supplemental information is also provided in the Financial Tables in this Review to facilitate more detailed understanding and analysis of Redwood. When we use non-GAAP metrics it is because we believe that these figures provide additional insight into Redwood’s business. In each case in which we discuss a non-GAAP metric you will find an explanation of how it has been calculated, why we think the figure is important, and a reconciliation between the GAAP and non-GAAP figures.

References herein to “Redwood,” the “company,” “we,” “us,” and “our” include Redwood Trust, Inc. and its consolidated subsidiaries. References to “at Redwood” exclude all consolidated securitization entities (with the exception of the resecuritization we completed in the third quarter of 2011) in order to present our operations in the way management analyzes them.

Note that because we round numbers in the tables to millions, except per share amounts, some numbers may not foot due to rounding.

We hope you find this Review helpful to your understanding of our business. We thank you for your input and suggestions, which have resulted in our changing the form and content of The Redwood Review over time.

We welcome your continued interest and comments.

Selected Financial Highlights

Quarter:Year	GAAP Income per Share	Taxable Income (Loss) per Share(1)	Annualized GAAP Return on Equity	GAAP Book Value per Share	Non-GAAP Economic Value per Share (2)	Dividends per Share
Q309	$0.34	($0.30)	13%	$11.68	$12.28	$0.25
Q409	$0.51	($0.44)	17%	$12.50	$13.03	$0.25
Q110	$0.58	$0.01	19%	$12.84	$13.32	$0.25
Q210	$0.35	($0.03)	11%	$12.71	$13.37	$0.25
Q310	$0.25	($0.11)	8%	$13.02	$13.73	$0.25
Q410	$0.18	($0.07)	6%	$13.63	$14.31	$0.25
Q111	$0.22	$0.06	8%	$13.76	$14.45	$0.25
Q211	$0.11	($0.00)	4%	$13.04	$13.81	$0.25
Q311	$0.01	$0.07	1%	$12.22	$13.33	$0.25

(1) Taxable income (loss) per share for 2011 is an estimate until we file tax returns for that year.

(2) Non-GAAP economic value per share is calculated using estimated bid-side values (which take into account available bid-side marks) for our financial assets and estimated offer-side values (which take into account available offer-side marks) for our financial liabilities and we believe it more accurately reflects liquidation value than does GAAP book value per share.  Non-GAAP economic value per share is reconciled to GAAP book value per share in the Financial Insights section and in Table 3 in the Financial Tables in this Review.

4	THE REDWOOD REVIEW 3RD QUARTER 2011

SHAREHOLDER LETTER

Dear Fellow Shareholders:

We continue to make steady progress building our businesses despite challenging market conditions. During the recent quarter, we completed our third residential mortgage securitization backed by newly originated mortgages. Our commercial business made solid operational and financial progress. And, we found significant and attractive secondary residential mortgage-backed securities (RMBS) investment opportunities.

We are encouraged by the near-term prospects for increased attractive investment opportunities. These opportunities result from our efforts to build our residential and commercial franchise and from the favorable changes in market and competitive dynamics that are discussed in detail later in this Review. In summary, these include:

„	Increasing commercial mezzanine lending opportunities arising from borrower demand for financing on high quality, stable income producing commercial properties (Redwood’s target market).

„	Increasing near-term RMBS investment opportunities generated by widening credit spreads, heavy broker/dealer inventories, and some disruption in the RMBS financing markets.

„
Increasing residential conduit opportunities resulting from the addition of more loan sellers, a major bank throwing in the towel on its correspondent lending, and the expiration at the end of September of the temporary increase in the high-cost GSE loan limit (although in late October, the Senate voted in favor of a measure to raise the limit back to $729,750 for two more years, so who knows?).

We want to be clear that, when it comes to our financial performance, we are not satisfied with our third quarter results. While the negative impact of extreme market conditions combined with our accounting treatment for hedges (which is discussed in detail in the quarterly overview section) certainly aggravated the results, the bottom line is we need to put more capital to work at attractive levels and leverage our cost structure. We share your frustration with the slow pace of progress; the good news is that the operating progress in our businesses is moving us solidly in the right direction.

Many investors have inquired about the Concept Release recently published by the Securities and Exchange Commission (the “SEC”) relating to the status of companies, like Redwood, that rely on a certain exclusion from the definition of an “investment company” in the Investment Company Act. In summary, this exclusion exempts companies that are primarily engaged in the mortgage banking business. Registered investment companies, such as mutual funds, are subjected to a high level of SEC regulatory oversight — generally including daily disclosure of changes in net asset values and limitations on financial leverage and transactions with affiliates. We believe that the SEC’s Concept Release was prompted by a concern for protecting retail investors in externally-managed, leveraged, fund-like companies whose business is exclusively focused on investing in mortgage-backed securities. We believe that Redwood’s residential and commercial mortgage businesses are actually the types of businesses that were intended to be within the scope of the exemption. We are optimistic (as are most of the commentators we’ve read) that any regulatory changes that may eventually result from the SEC’s Concept Release will not have a negative impact on companies like Redwood. If we and these commentators turn out to be wrong, it may require wholesale and adverse changes to our business model and operations.

THE REDWOOD REVIEW 3RD QUARTER 2011	5

SHAREHOLDER LETTER

We are also often asked how the recent regulatory changes to the Home Affordable Refinance Program (the “Program”) affect Redwood. The short answer is very little. The revisions to the Program are intended to increase refinance opportunities for current, but underwater, borrowers whose loans are owned or guaranteed by Fannie Mae or Freddie Mac. Refinancing help for similarly situated borrowers whose mortgages were financed through private RMBS is not available — at least for now.

We realize that most banks and other financial services companies are facing serious challenges, including that of increased regulation and a difficult market and economic environment. We have our own unique challenges, but feel there is much we can do to advance the positioning and financial performance of our businesses. We will continue to focus on building our residential conduit and commercial businesses as we believe that now is the time in the credit cycle to invest in residential and commercial credit risk.

We thank you for your continuing support.

Martin S. Hughes	Brett D. Nicholas
President and	Executive Vice President,
Chief Executive Officer	Chief Investment Officer, and
Chief Operating Officer

6	THE REDWOOD REVIEW 3RD QUARTER 2011

QUARTERLY OVERVIEW

Third Quarter 2011 Results

Market Conditions

In the third quarter, there was extreme dislocation in the markets, reflecting the debt crisis in Europe, the debt ceiling conflicts in the U.S., and deteriorating global economic fundamentals, among other factors. The 10-year Treasury yield began the quarter at 3.16% and hit a low of 1.72% in late September, as a “risk-off” mentality took hold and investors sought high ground in the safest and most liquid investments. Prices underperformed for virtually all non-government-backed fixed income instruments.

Activity

With this challenging environment as a backdrop, we were encouraged by our ability to invest capital in the third quarter. Our long-term investments increased $70 million in the third quarter, which is net of $20 million of pay downs (there were no sales during the quarter). This was the biggest quarterly net increase in investments we have posted in some time, by a wide margin. Importantly, we invested capital across our businesses — $27 million in commercial loans, $44 million in secondary residential securities, and $19 million in securities created through our residential conduit.

Third Quarter 2011 Results

GAAP earnings for the third quarter of 2011 were $1 million, or $0.01 per share, down from $9 million, or $0.11 per share, reported for the second quarter of 2011. In the simplest terms, the decline in earnings was driven by falling interest rates, which resulted in a $13 million or $0.17 per share in negative mark-to-market adjustment on derivatives used to manage risks associated with the residential loans we owned or planned to purchase for securitization and commercial loans. This mark on derivatives represents an $8 million or $0.10 per share negative swing from the comparable derivatives mark-to-market adjustment in the second quarter. We will discuss this in more detail below.

While the negative swing in the value of derivatives fully explains the net decline in earnings from the second to the third quarter of 2011, there were other notable developments in the quarter. Net interest income on a consolidated basis was unchanged at $29 million, while net interest income at Redwood alone increased $2 million. The loan loss provision at legacy Sequoia entities increased to $4 million in the third quarter of 2011, from $2 million in the prior quarter. This increase in provision resulted from higher loss severities; serious delinquencies were relatively flat. In the third quarter of 2011, gains on sales and calls declined to $1 million from $6 million in the second quarter. Operating expenses in the third quarter of 2011 remained relatively flat compared to the second quarter.

Book value declined by $0.82 per share in the third quarter of 2011, to $12.22 at September 30, 2011, compared with $13.04 at June 30, 2011. The $66 million decline in book value during the quarter reflected $1 million in net income plus $2 million in net other items, less: a $37 million unrealized loss on derivatives used for hedging the interest rate on our long-term debt (explained in more detail later), $11 million from an unrealized decline in the value of securities, and $20 million in dividends. We estimate that non-GAAP economic value was $13.33 per share at September 30, 2011. This compares with $13.81 per share estimated at June 30, 2011.

THE REDWOOD REVIEW 3RD QUARTER 2011	7

QUARTERLY REPORT

Impact of Hedging Activities

Hedging our Residential Loan Pipeline

As part of our ongoing risk management activities, we hedge against potential decreases in the value of our pipeline of fixed-rate and hybrid loans awaiting securitization. Such a decrease would normally be caused by a rise in benchmark interest rates. We are exposed to this risk between the time we lock the rate on loans we plan to acquire and the time these loans are securitized through our Sequoia program. Under normal market conditions and assuming we have hedged well, we would expect our risk management derivatives to minimize our exposure to changing interest rates so that the gain or loss on our derivatives would roughly match a loss or gain in the value of our pipeline of loans. As long-time readers know, at Redwood that which appears to be straightforward sometimes results in complicated accounting disclosures that are difficult to explain.

Let’s give it a try. One complication results from the fact that we currently account for Sequoia securitizations under GAAP as financings rather than sales. With financing (as opposed to sale) treatment, there are timing differences between when we recognize changes in the value of our hedges in our income statement and when we recognize offsetting changes in the value of the related loans. The gain or loss on hedging is reflected in earnings right away, while any corresponding decrease or increase in the value of loans awaiting securitization is reflected in earnings through lower or higher interest income over time.

This GAAP-mandated disparity in timing introduces potential volatility in our income statement due to the fact that it fails to convey in a transparent way the economic impact of offsetting adjustments.

Even though these adjustments are offsetting, they are not always perfectly correlated. This fact was apparent in the third quarter as we encountered market conditions that were anything but normal. As interest rates moved sharply lower, credit spreads widened at the same time. As a result, loan values did not move up sufficiently to offset the $12 million mark-to-market loss on pipeline hedges.

These directional trends can reverse at any time. For example, at September 30, our pipeline hedges were down $12 million for the quarter, but due to rising rates in October, our pipeline hedges had recovered $2 million of value.

Now, let’s talk about economics. One way we look at whether there was an economic gain or loss from a securitization transaction is through the following calculation: we start with net securitization proceeds, add net coupon interest earned on accumulated loans prior to securitization, subtract loan acquisition costs, and add or subtract the net effect of pipeline hedging activities. On this basis, our September 2011 securitization resulted in an economic loss, largely because it was done amid market turmoil and a substantial widening of credit spreads. On this same basis, our March 2011 securitization, which was done during more calm market conditions, resulted in an economic gain.

Overall, for 2011, the net of these results for the two transactions was a modest economic gain. In addition, we achieved our primary goal which was to create long-term investments (approximately $34 million) to retain at attractive levels. We do not intend to discuss the economics on a regular basis, but we thought this discussion would provide helpful context in a quarter with such turmoil.

Another reason for volatility in income related to our pipeline hedging is the relatively long periods that currently exist, on average, between when the interest rate is locked on a loan we plan to acquire and when that loan is securitized through our Sequoia program. Over time, as volume through our conduit increases and accumulation periods shorten, we would expect this volatility to be reduced.

8	THE REDWOOD REVIEW 3RD QUARTER 2011

QUARTERLY OVERVIEW

Impact of Hedging Activities (continued)

Hedging our Residential Loan Pipeline (continued)

In the meantime, we are continually reassessing our disclosures with the goal of making our GAAP accounting as reflective of the economics of our business as possible. One specific change we are contemplating is moving from a financing accounting model to a sale accounting model in order to significantly reduce the income statement timing differences described above. The sale accounting model has been used responsibly for most prime securitizations. Nevertheless, we are well aware of the negative connotations often associated with sale accounting, which was used by specialty finance firms in the late 1990s and during the run-up to the financial crisis. A lot has changed for the better since those days, however. A combination of accounting rule changes, significant new disclosures, a robust methodology for valuing retained securities, and greater auditor and regulatory scrutiny have us contemplating whether a sale accounting framework might help our investors to better understand and evaluate our reported results. See our discussion of “Accounting for Sequoia Securitizations” on page 21 in this Review.

Hedging our Long-Term Debt

Another aspect of our ongoing risk management activities entails managing the interest-rate exposure brought about by long-term liabilities, primarily our $140 million in long-term debt. Because the hedges we use for this purpose are designated as cash flow hedges, changes in the values of these derivatives currently flow through our balance sheet and not our income statement. That’s the good news. The bad news is that the significant decline in benchmark interest rates during the third quarter of 2011 caused a $37 million decline in the value of these derivatives, accounting for 56% of our book value decline in the third quarter.

While changes in the value of these derivatives affect reported book value from quarter to quarter, these hedges match the term of our long-term debt, which has a remaining life of approximately 26 years. At some point during this time frame, interest rates may rise, increasing the value of these hedges. For example, through October 31, 2011, again as a result of the recent rise in rates, our long-term debt hedges have recovered in value by approximately $9 million.

Residential Loan Business

We are making steady progress in our conduit business. We completed our third securitization from our new Sequoia platform late in September, our second securitization in 2011. We added five active originators to increase the total to ten originators, and we had 16 originators in implementation. We purchased $405 million of residential loans in the third quarter as compared with $152 million in the second quarter, and finished the quarter with $227 million in loans we plan to securitize on our balance sheet plus $295 million of locked loans we plan to purchase.

Redwood continues to be the only entity issuing new prime non-agency securities. On one level we are surprised to be the only active issuer; on another level, given the headwinds we have battled, we are not surprised. Over the past 18 months, we have talked at length about the headwinds, including competing with bank balance sheets and the government for loans, the evolving rating agency process, and regulatory uncertainty. We can add another headwind: extreme market volatility as it relates to the level of interest rates and credit spreads, which has been front and center over the last six months and especially late in the third quarter.

THE REDWOOD REVIEW 3RD QUARTER 2011	9

QUARTERLY REPORT

Residential Loan Business (continued)

At October 31, our loans held for securitization and loans we plan to purchase totaled $570 million. We expect to complete our next securitization late in the fourth quarter of 2011 or in the first quarter of 2012.

Commercial Real Estate Business

We have made significant progress in establishing ourselves as a leading mezzanine lender for commercial real estate. During the third quarter, we put $27 million of capital to work in three separate commercial loans. We added a $15 million loan in October, increasing our portfolio to $113 million at October 31. These loans are backed by stabilized multi-family properties, central business district office buildings in major markets, grocery-anchored retail centers, and hotels with strong brands and operators. This portfolio has a weighted average maturity of over five years, an average yield above 10%, and an average loan-to-value of 73% at origination.

We are experiencing growth and favorable investment conditions in our commercial business. For our targeted properties, rents are increasing and vacancies are declining. Competition for higher quality assets in specific markets has driven values up and cap rates down. Although sales and financing transactions increased across the board during the third quarter, the senior lenders’ risk appetite continues to be muted. We anticipate that this will create additional demand for mezzanine capital for the foreseeable future.

In the near term, we continue to expect to originate in the range of $25 million to $50 million per quarter of commercial loans and we could see occasionally volumes in excess of our forecast range. We provide information on new loans in the commercial section on our website as they are funded and we have expanded our commercial module in the back of this Review.

Capital Markets

As noted above, the third quarter was not a good one for any of the credit markets, including the markets for non-agency RMBS and commercial mortgage-backed securities (CMBS). Higher quality credits fared much better than weaker ones, as investors sought safety and limited their risk appetite. Non-agency RMBS backed by subprime and option ARM loans declined in value by 5–10%, while prime RMBS generally held up better. Bid-ask spreads widened in the quarter, making it more difficult to complete transactions. We expect the CMBS market, which started the year on an especially strong note, to finish 2011 at a more moderate pace due to uncertainty on the new issuance front. To keep 2011 in perspective however, current estimates of $30 billion in CMBS volume for 2011 would represent a threefold increase from the prior year.

In the third quarter, we invested $43 million of capital in prime residential securities at yields not attainable in the prior six months. We believe this trend will continue in the near term and that there will continue to be opportunities to make investments in securities at attractive returns. We believe broker/dealers are holding more inventory than they would like, while facing funding pressures and increasing capital requirements. Making long-term investments in credits we like during periods of illiquidity has long been a core investment philosophy of ours; these are the periods when returns relative to credit risk are often most attractive. We hope to identify additional investment opportunities in the months ahead.

10	THE REDWOOD REVIEW 3RD QUARTER 2011

QUARTERLY OVERVIEW

When Will We Need More Capital?

We do not expect to need to raise capital over the next couple of quarters, but that could change as 2012 unfolds. We would consider raising equity or another form of long-term capital only when investment opportunities make raising capital attractive, provided we have exhausted our ability to raise financing through other sources. Our investment capacity — or the amount of capital we have readily available to support long-term investments — was $206 million at September 30. We estimate that our investment capacity consists of (1) cash on hand, plus (2) cash we believe we could raise by increasing short-term borrowings to finance all of our residential mortgage loans held for securitization, less (3) cash needed to cover short-term operations, working capital, and a liquidity cushion. Before raising new capital, we will continue to look for ways to leverage our existing capital without taking undue funding risk.
THE REDWOOD REVIEW 3RD QUARTER 2011	11

FINANCIAL INSIGHTS

Book Value

Summary

„	The following table shows the components of our GAAP book value at September 30, 2011 and June 30, 2011.

Components of GAAP Book Value(1)
($ in millions, except per share data)

	As of
	9/30/2011	6/30/2011
Cash and cash equivalents	$133	$80

Real estate loans at Redwood
Residential	229	205
Commercial	98	71
Total real estate loans at Redwood	$327	$276

Real estate securities at Redwood (2)
Residential	770	754
Commercial	6	6
CDO	1	1
Total real estate securities at Redwood	$777	$761

Investments in Sequoia	101	90
Investments in Acacia	1	1
Investments in the Fund	-	3
Other assets	77	39
Total assets	$1,416	$1,250

Short-term debt	-	(41)
Long-term debt	(140)	(140)
Asset-backed securities issued - Resecuritization (2)	(232)	-

Other liabilities	(85)	(44)

Stockholders' equity	$959	$1,025

Book value per share	$12.22	$13.04

1
This table presents our assets and liabilities as calculated and reported under GAAP and as adjusted to reflect our investments in the Redwood Opportunity Fund, L.P. (the Fund) and in Sequoia and Acacia securitization entities in separate line items, similar to the equity method of accounting, reflecting that, as a legal matter, the underlying assets and liabilities owned by these entities are not ours and we own only the securities and interests that we have acquired from these entities. See pages 16 and 17 for an explanation of these adjustments.

2
The assets and liabilities of the resecuritization we engaged in during the third quarter of 2011 are included in Real estate securities at Redwood - Residential and Asset-back securities issued - Resecuritization, respectively, although these assets and liabilities are owned by the resecuritization entity and are legally not ours and we own only the securities and interests that we acquired from the resecuritization entity. At September 30, 2011, the resecuritization accounted for $350 million of real estate securities and $232 million of asset-backed securities issued and our investment in this resecuritization is reflected in the difference between these assets and liabilities.

12	THE REDWOOD REVIEW 3RD QUARTER 2011

FINANCIAL INSIGHTS

Book Value (continued)

Summary (continued)

„
During the third quarter of 2011, our GAAP book value decreased by $0.82 per share to $12.22 per share. The net decrease resulted from $0.01 per share in reported earnings, $0.15 per share in net negative valuation adjustments on securities not reflected in earnings, $0.47 per share in decreases in the value of hedges related to long-term debt that were not reflected in earnings, $0.25 per share in dividends paid to shareholders, and $0.04 from other net positive items.

„
Our estimate of non-GAAP economic value at September 30, 2011 was $13.33 per share, or $1.11 per share higher than our reported GAAP book value. Approximately $1.06 of this difference relates to the estimated economic value of our long-term debt of $57 million (which is $83 million below the unamortized cost basis used to determine GAAP book value), $0.06 per share of this difference relates to the estimated economic value of our investment in Sequoia of $106 million (which is $5 million above the unamortized cost basis used to determine GAAP book value), and there was a negative $0.01 per share difference related to our estimate of the $233 million economic value of the asset-backed securities issued from the resecuritization (which is $1 million greater than the GAAP book value).

THE REDWOOD REVIEW 3RD QUARTER 2011	13

FINANCIAL INSIGHTS

Balance Sheet

„	The following table shows the components of our balance sheet at September 30, 2011.

Consolidating Balance Sheet
September 30, 2011
($ in millions)

	At Redwood	New Sequoia	Other Consolidated Entities	Intercompany	Redwood Consolidated
Residential real estate loans	$229	$743	$3,186	$-	$4,158
Commercial real estate loans	98	-	13	-	111
Real estate securities	777	-	256	-	1,033
Investments in New Sequoia	54	-	-	(54)	-
Investment in Other Consolidated Entities	48	-	-	(48)	-
Cash and cash equivalents	133	-	-	-	133
Total earning assets	1,339	743	3,455	(102)	5,435

Other assets	77	7	36	-	119

Total assets	$1,416	$750	$3,491	$(102)	$5,554
Short-term debt	$-	$-	$-	$-	$-
Other liabilities	85	2	75	-	163
Asset-backed securities issued	232	693	3,368	-	4,293
Long-term debt	140	-	-	-	140
Total liabilities	457	696	3,443	-	4,595

Stockholders’ equity	959	54	48	(102)	959

Total liabilities and equity	$1,416	$750	$3,491	$(102)	$5,554

„
We present this table to highlight the impact that Redwood, New Sequoia, and our Other Consolidated Entities had on our GAAP balance sheet at September 30, 2011. As shown, Redwood’s $102 million GAAP investment in these consolidated entities (including the consolidated entities we refer to as New Sequoia) increased our consolidated assets by $4.2 billion and liabilities by $4.1 billion.

„
We are required under GAAP to consolidate the assets and liabilities of certain Sequoia and Acacia securitization entities that are treated as secured borrowing transactions. However, the securitized assets of these entities are not available to Redwood. Similarly, the liabilities of these entities are obligations payable only from the cash flow generated by their securitized assets and are not obligations of Redwood.

„
The consolidating balance sheet presents the assets and liabilities of the resecuritization we engaged in during the third quarter of 2011 at Redwood, although these assets and liabilities are owned by the resecuritization entity and are legally not ours and we own only the securities and interests that we acquired from the resecuritization entity. At September 30, 2011, the resecuritization accounted for $350 million of available-for-sale securities and $232 million of asset-backed securities issued and our investment in this resecuritization is reflected in the difference between these assets and liabilities.

„
The consolidating balance sheet presents the New Sequoia securitization entities separately from Other Consolidated Entities to highlight our renewed focus on growing our core business of creating residential credit investments. As we complete additional securitizations, we expect New Sequoia securitization entities to represent a larger portion of our business as prior Sequoia securitization entities continue to pay down.

14	THE REDWOOD REVIEW 3RD QUARTER 2011

FINANCIAL INSIGHTS

Balance Sheet (continued)

Real Estate Loans

„
At September 30, 2011, we had $229 million of residential real estate loans, compared to $205 million at June 30, 2011. The increase reflects $405 million of residential loan acquisitions, $5 million of principal payments, and the securitization of $376 million of loans in the third quarter. We intend to securitize most of these residential loans (and others we have identified for future acquisition). Future securitizations that are consolidated and accounted for as secured borrowings will be reflected in the “New Sequoia” column on the consolidating balance sheet. See the Residential Mortgage Loan Business module on page 28 for more information.

„
At September 30, 2011, we had $98 million of commercial real estate loans held for investment, compared to $71 million at June 30, 2011. The increase reflects the origination of three loans totaling $27 million in the third quarter. We started originating commercial loans in the fourth quarter of 2010 and we intend to hold these loans for investment. See the Commercial Real Estate Business module on page 26 for more information.

Real Estate Securities

„
The following table presents the fair value (which equals GAAP carrying value) of real estate securities at Redwood at September 30, 2011. We segment our securities portfolio by vintage (the year(s) the securities were issued), priority of cash flow (senior, re-REMIC, and subordinate), and by the quality of underlying loans (prime and non-prime).

Real Estate Securities at Redwood (1)
September 30, 2011
($ in millions)

	<=2004	2005	2006-2008	Total	% of Total Securities

Residential
Seniors
Prime	$12	$202	$63	$277	36%
Non-prime (2)	104	189	6	299	38%
Total Seniors	$116	$391	$69	$576	74%

Re-REMIC
Prime	$2	$19	$92	$113	15%
Total Re-REMIC	$2	$19	$92	$113	15%

Subordinates
Prime	$61	$6	$4	$71	9%
Non-prime (2)	10	-	-	10	1%
Total Subordinates	$71	$6	$4	$81	10%

Total Residential	$189	$416	$165	$770	99%

Commercial subordinates	$6	$-	$-	$6	1%
CDO subordinates	$-	$1	$-	$1	0%

Total real estate securities	$195	$417	$165	$777	100%

(1) Included in the residential securities table above are $350 million of senior securities that are included in a resecuritization that we completed in July 2011. Under GAAP accounting, we account for the resecuritization as a financing even though these securities are owned by the resecuritization entity and are legally not ours. We own only the securities and interests that we acquired from the resecuritization entity, which amounted to $118 million at September 30. As a result, to adjust at September 30, 2011 for the legal and economic interests that resulted from the resecuritization, Total Residential Senior Securities would be decreased by $350 million to $226 million, Total Re-REMIC Residential Securities would be increased by $118 million to $231 million, and Total Residential Securities would be reduced by $232 million to $545 million.

(2) Non-prime residential securities consist of $307 million of Alt-A senior and subordinate and $2 million of subprime subordinate securities.

THE REDWOOD REVIEW 3RD QUARTER 2011	15

FINANCIAL INSIGHTS

Balance Sheet (continued)

Real Estate Securities (continued)

„	The table below details the change in fair value of securities at Redwood during the third and second quarters of 2011.

Real Estate Securities at Redwood
($ in millions)

	Three Months Ended
	9/30/2011	6/30/2011
Beginning fair value	$761	$788

Acquisitions	44	33
Sales	-	(9)
Effect of principal payments	(20)	(21)
Change in fair value, net	(8)	(30)

Ending fair value	$777	$761

„
Our acquisitions in the third quarter included $3 million of prime senior securities, $1 million of Alt-A senior securities, $37 million of re-REMIC securities, and $3 million of prime subordinate securities.

Investments in the Fund and the Securitization Entities

„	Our investments in the Sequoia and Acacia securitization entities, as reported for GAAP, totaled $102 million at September 30, 2011.

„	During the third quarter, the Fund distributed its remaining assets and we received our remaining investment of $3 million.

„
At September 30, 2011, the GAAP carrying value of our investments in Sequoia was $101 million and management’s estimate of the non-GAAP economic value of those investments was $106 million. We estimate the non-GAAP economic value for those investments, consisting of $53 million of IOs and $53 million of senior and subordinate securities, using the same valuation process that we follow to fair value our other real estate securities as described in the Accounting Discussion in the Appendix. For GAAP, we account for the assets and liabilities at historical cost, and the net $101 million carrying value represents the difference between the carrying costs of the assets ($3.9 billion) and liabilities ($3.8 billion) of the Sequoia entities.

„
At September 30, 2011, the GAAP carrying value of our investments in Acacia entities was $1 million and management’s estimate of the non-GAAP economic value of those investments was $1 million, which primarily reflects the present value of the management fees we expect to earn from these entities. The equity interests and securities we own in the Acacia entities have minimal value.

Debt

„
At September 30, 2011, we had no short-term debt outstanding, compared to $41 million at June 30, 2011. In addition to our excess cash, we use short-term debt to finance the acquisition of residential mortgage loans prior to securitizing them through our Sequoia securitization platform. We paid off the short term debt from the proceeds of our September loan securitization.

16	THE REDWOOD REVIEW 3RD QUARTER 2011

FINANCIAL INSIGHTS

Balance Sheet (continued)

Debt (continued)

„
We currently use short-term repurchase facilities collateralized by our securities as an alternative to mortgage warehousing facilities because it is an efficient funding mechanism for us. In the future, we plan to utilize mortgage warehousing facilities for our short-term borrowing requirements, which we expect to have in place in the fourth quarter.

„
At September 30, 2011, we had $232 million outstanding of asset-backed debt issued at a stated interest rate of LIBOR plus 200 basis points related to our resecuritization of senior securities with an outstanding balance of $350 million.

„
At September 30, 2011, we had $140 million of long-term debt outstanding with a stated interest rate of three-month LIBOR plus 225 basis points due in 2037. In 2010, we effectively fixed the interest rate on this long-term debt at a rate of approximately 6.75% (excluding deferred debt issuance costs) through interest rate swaps.

„
Although we report our long-term debt in accordance with GAAP based on its $140 million historical cost, we estimate the non-GAAP economic value of this debt at $57 million based on its stated interest rate using the same valuation process used to fair value our other financial assets and liabilities.

Capital and Cash

„
At September 30, 2011, our total capital was $1.1 billion, including $959 million of shareholders’ equity and $140 million of long-term debt. We use our capital to invest in earning assets, meet lender capital requirements, and to fund our operations and working capital needs.

„
We manage our capital through our risk-adjusted capital policy, which has served us well since the company was founded. We have successfully managed through two tumultuous periods (1998 and 2008) and we remain thoughtful about managing funding risk when we use short-term debt.

„
Our cash balance was $133 million at September 30, 2011. We hold cash for two main reasons. First, we hold cash in an amount we believe will be sufficient to comply with covenants, to meet potential margin calls, and to cover near-term cash operating expenses. Second, we hold cash in anticipation of having opportunities to invest at attractive yields.

„
Cash was a good indicator of our ability to invest when we used only our own cash to fund long-term investments. We are now using our cash and short-term borrowings to fund the accumulation of loans on a temporary basis. Thus, the amount of reported cash may not reflect our investment capacity.

„
We estimate that our investment capacity was $206 million at September 30, 2011, down from $210 million at June 30, 2011. This capacity to make long-term investments equals the amount of cash we have, plus the cash we estimate that could be readily available to us by increasing short-term borrowings to finance all our residential loans held for securitization, less the amount of cash we set aside for operating expenses, pending trades, and potential margin requirements.

„	Over the next couple of quarters, we do not anticipate a need to raise equity, but that could change as 2012 unfolds. Please read additional comments about capital on page 11.

THE REDWOOD REVIEW 3RD QUARTER 2011	17

FINANCIAL INSIGHTS

GAAP Income

Summary

„
The following table provides a summary of our consolidated GAAP income for the third and second quarters of 2011. The interest income and interest expense related to the resecuritization we engaged in during the third quarter of 2011 are included in the table below.

GAAP Income
($ in millions, except per share data)
	Three Months Ended
	9/30/2011	6/30/2011
Interest income	$53	$53
Interest expense	(24)	(24)
Net interest income	29	29

Provision for loan losses	(4)	(2)
Market valuation adjustments, net	(13)	(11)
Net interest income after provision and market valuation adjustments	12	17

Operating expenses	(12)	(12)
Realized gains on sales and calls, net	1	6
Noncontrolling interest	0	(1)
Provision for income taxes	(0)	(0)

GAAP income	$1	$9

GAAP income per share	$0.01	$0.11

„
Our consolidated GAAP income for the third quarter was $1 million, or $0.01 per share, as compared to $9 million, or $0.11 per share, for the previous quarter. The decrease was primarily a result of higher negative market valuation adjustments on derivatives used to manage the interest-rate exposure of our residential loan pipeline and lower unrealized gains from securities sales and calls.

„	Additional information related to GAAP income at Redwood, New Sequoia, and Other Consolidated Entities is discussed in the following pages.

18	THE REDWOOD REVIEW 3RD QUARTER 2011

FINANCIAL INSIGHTS

GAAP Income (continued)

Summary (continued)

„
The following tables show the estimated effect that Redwood, New Sequoia, and our Other Consolidated Entities had on GAAP income for the third and second quarters of 2011. The interest income and interest expense related to the resecuritization we engaged in during the third quarter of 2011 are included in the At Redwood column.

Consolidating Income Statement
Three Months Ended September 30, 2011
($ in millions)

	At Redwood	New Sequoia	Other Consolidated Entities	Intercompany Adjustments	Redwood Consolidated
Interest income	$18	$5	$23	$-	$45
Net discount (premium) amortization	10	0	(2)	-	8
Total interest income	28	5	21	-	53

Interest expense	(4)	(4)	(17)	-	(24)
Net interest income	25	1	4	-	29

Provision for loan losses	-	(0)	(4)	-	(4)
Market valuation adjustments, net	(12)	-	(1)	-	(13)
Net interest income (loss) after provision and market valuation adjustments	12	1	(1)	-	12

Operating expenses	(11)	-	(0)	-	(12)
Realized gains on sales and calls, net	1	-	1	-	1
Income from New Sequoia	1	-	-	(1)	-
Loss from Other Consolidated Entities	(1)	-	-	1	-
Noncontrolling interest	-	-	0	-	0
Provision for income taxes	(0)	-	-	-	(0)

Net income (loss)	$1	$1	$(1)	$0	$1

Consolidating Income Statement
Three Months Ended June 30, 2011
($ in millions)

	At Redwood	New Sequoia	Other Consolidated Entities	Intercompany Adjustments	Redwood Consolidated
Interest income	$16	$5	$25	$-	$45
Net discount (premium) amortization	10	-	(2)	-	8
Total interest income	26	5	23	-	53

Interest expense	(2)	(4)	(17)	-	(24)
Net interest income	23	1	5	-	29

Provision for loan losses	-	(0)	(2)	-	(2)
Market valuation adjustments, net	(7)	-	(4)	-	(11)
Net interest income (loss) after provision and market valuation adjustments	16	1	(0)	-	17

Operating expenses	(12)	(0)	(0)	-	(12)
Realized gains on sales and calls, net	4	-	2	-	6
Income from New Sequoia	1	-	-	(1)	-
Income from Other Consolidated Entities	0	-	-	(0)	-
Noncontrolling interest	-	-	(1)	-	(1)
Provision for income taxes	(0)	-	-	-	(0)

Net income	$9	$1	$0	$(1)	$9

THE REDWOOD REVIEW 3RD QUARTER 2011	19

FINANCIAL INSIGHTS

GAAP Income (continued)

Summary (continued)

Redwood Parent

„
Net interest income at Redwood was $25 million for the third quarter, as compared to $23 million for the second quarter, an increase of $2 million. The increase was the result of higher interest income on loans, partially offset by higher interest expense from the completion of a resecuritization financing of much of our senior residential securities portfolio.

„
Total interest income from our securities portfolio was flat at $23 million for the third and second quarters. The average balance of securities was $658 million in the third quarter, as compared to $642 million in the prior quarter. During the third quarter, acquisitions of $44 million of residential securities, most of which occurred late in the quarter, outpaced principal repayments. There were no sales during the quarter.

„
Residential loans at Redwood generated $4 million of interest income during the third quarter, an increase of $2 million from the previous quarter, as the average balance of loans increased 153% to $314 million. These loans are financed at Redwood prior to being pooled and securitized through our Sequoia program. The amount of interest earned at Redwood is dependent upon prevailing mortgage rates and our loan purchase activity. This amount also varies with the timing of Sequoia securitizations.

„
Our investments in commercial loans generated $2 million of interest income, a modest increase from the previous quarter, as the average balance of loans increased 33% to $79 million. We originated $27 million of commercial loans in the third quarter, as compared to $29 million in the second quarter, bringing the total portfolio to $98 million.

„
Interest expense at Redwood increased to $4 million in the third quarter from $2 million in the second quarter. This interest expense was derived from $140 million of long-term debt at an effective cost of 6.89%, $245 million of ABS issued debt (issued in the third quarter through a resecuritization of certain of our senior residential securities) at a cost of LIBOR plus 2%, as well as interest paid on short-term repurchase facilities utilized during the third quarter. The realized portion of deferred security issuance costs is also reflected in interest expense.

„
Net negative market valuation adjustments were $12 million for the third quarter. These adjustments primarily reflect decreases in the value of derivatives used to manage risks associated with our accumulation of residential and commercial loans. We could recover some of these amounts to the extent offsetting economic increases in the value of the loans are realized through earnings over time. Impairments on securities of $1 million and positive market valuation adjustments on trading securities of $2 million are also reflected in the total market valuation adjustment.

„	We recognized $1 million of gains on called securities in the third quarter, a $5 million decrease from gains on sales and calls of securities in the second quarter.

„	Operating expenses at Redwood were $11 million, in line with our expectations. We expect a similar level of operating expenses in the fourth quarter.

20	THE REDWOOD REVIEW 3RD QUARTER 2011

FINANCIAL INSIGHTS

GAAP Income (continued)

New Sequoia

„
In the third and second quarters of 2011, we recognized a contribution to net income of $1 million from our investments in New Sequoia. Information about New Sequoia’s contribution to Redwood’s earnings and other related comments are in the Investments in New Sequoia module on page 29.

Other Consolidated Entities

„
We recognized a net loss of $1 million for the third quarter from our investments in the Legacy Sequoia and Acacia securitization entities, as compared to net income of less than $1 million for the previous quarter. As the assets at Other Consolidated Entities decline with no reinvestment, we expect any contribution to earnings from them to be very low over time.

„	During the third quarter the Fund made a final distribution to the Fund’s partners and it is now being dissolved.

„
The allowance for loan losses at Legacy Sequoia entities increased by $2 million to $4 million due to an increase in loss severities. There are currently 11 Sequoia entities for which we have aggregate loan loss reserves of $7 million in excess of our reported investment for GAAP purposes, an amount we expect to recover in future periods upon the payoff or deconsolidation of those entities. We did not deconsolidate any Sequoia entities in the third quarter.

Accounting for Sequoia Securitizations

Our September Sequoia securitization certainly complicated our reported results for the third quarter. We find ourselves devoting more and more real estate in the Redwood Review to explaining how the progress we are making with our residential conduit business may not always be reflected in our current GAAP results. We are now re-thinking whether our long-time approach to accounting for our Sequoia program — which prior to 2010 had largely consisted of securitizations of adjustable-rate loans acquired in bulk — is the right approach going forward.

We have historically accounted for our Sequoia securitizations as financings for GAAP, rather than as sales, as our level of investment in and control over these transactions required us to consolidate them. We also thought that financing treatment, or consolidation accounting, was the right thing to do, as the lack of transparency to the market that resulted from transactions not being on any institution’s balance sheet (the “shadow market”) seemed inappropriate. The manageable downside of consolidation accounting has been reporting a somewhat “bloated” GAAP balance sheet that was complicated by including, as required, the securitization assets and liabilities that were not legally assets or obligations of Redwood. All in all, we think we have done a decent job helping shareholders navigate through our GAAP results while explaining our economic results in the way that management sees them.

THE REDWOOD REVIEW 3RD QUARTER 2011	21

FINANCIAL INSIGHTS

GAAP Income (continued)

Accounting for Sequoia Securitizations (continued)

While consolidation accounting was appropriate for our prior business practices, our business is evolving. In today’s environment, our risk management activities are contributing additional layers of complexity that are not easy to understand under consolidation accounting. For one, the costs of derivatives used to manage risks during the accumulation of residential loans (now predominantly fixed-rate and generally acquired on a flow basis rather than in bulk) are recognized in earnings immediately, while the effects of changes in the values of the corresponding loans are generally recognized over the life of the securitization when using consolidation accounting. In a changing interest rate environment, the timing mismatches between costs and revenues for GAAP can be significant, as demonstrated by our recent results. In summary, we are concerned that consolidation accounting is resulting in more confusion than clarity for financial statement readers as they evaluate our GAAP results.

We are reviewing various alternative presentations with accounting professionals, but think that a sale accounting framework may make the most sense for most future Sequoia securitizations, all things considered. Under this framework, we would still experience income statement volatility from the risk-management derivatives we use as we accumulate loans, but all of the economics associated with accumulating loans would be realized at the point of securitization, leaving us with a gain or loss from the execution of each transaction and a basket of retained investment securities — the fruit of our labor.

What makes us comfortable contemplating sale treatment for future Sequoia securitizations?

First and foremost, the accounting has evolved significantly over the past few years — including enhanced criteria to achieve sale accounting, the plethora of new disclosures required for off-balance sheet exposures, and renewed audit and regulatory scrutiny applied to gain-on-sale calculations and the pricing of retained securities.

Second, we do not expect that a change in our accounting treatment would affect RMBS investors’ perception of the Sequoia program or the prices they would pay for Sequoia securities. For example, we considered whether RMBS investors might apply a discount to Sequoia securities issued in transactions in which — consistent with GAAP sale accounting standards — we limited our continuing involvement with regards to loss mitigation activities for securitized loans. We believe that they won’t — in part because securitization reform proposals and investor sentiment already appear to be moving towards assigning this responsibility to an independent credit risk manager.

Finally, it is worth re-emphasizing that we are not fans of non-cash “accounting” gains — especially those that characterized the recent subprime era. The prime securitizations we deliver to the market are intended to be highly efficient and are generally not susceptible to the types of subjective valuations used by some subprime issuers to create large gains that did not necessarily reflect the underlying transaction economics. Further, the spreads that are reflected in prime interest-only securities, which are securities we may sometimes choose to retain from New Sequoia securitizations, are not sufficiently wide to allow for the outsized gains seen in some of the sub-prime deals done in years past. In any event, we recognize that our investors expect a much higher standard of transparency and we plan to hold ourselves to this high standard, if and when we choose sale accounting for New Sequoia securitizations, so that shareholders can reliably evaluate our performance.

22	THE REDWOOD REVIEW 3RD QUARTER 2011

FINANCIAL INSIGHTS

Taxable Income and Dividends

Summary

As a REIT, Redwood is required to distribute to shareholders at least 90% of its REIT taxable income (and meet certain other requirements), although Redwood’s Board of Directors can declare dividends in excess of this minimum requirement. REIT taxable income is defined as income as calculated for tax that is earned at Redwood and its qualified REIT subsidiaries. Redwood also earns taxable income at its taxable subsidiaries, which it is not required to distribute. To the extent Redwood retains taxable income that is not distributed to shareholders, it is taxed at corporate tax rates. A reconciliation of GAAP and taxable income is set forth in Table 2 in the Financial Tables in this Review.

Overview

„
Redwood’s estimated taxable income for the third quarter of 2011 was $6 million, or $0.07 per share, as compared to an estimated taxable loss of less than $1 million, or less than $0.01 per share, for the second quarter of 2011.

„
Credit losses decreased in the third quarter and continued to be a significant driver of our taxable income. In the third quarter of 2011, credit losses as calculated for tax purposes totaled $12 million, as compared to $16 million in the second quarter of 2011, and were charged directly to taxable income since the tax code does not allow for the establishment of credit reserves.

„
Our taxable income will likely continue to vary from period to period due to the timing of realized credit losses. Based on the securities we currently own, we expect an additional $147 million of credit losses to be realized over an estimated two-to-five year period for tax purposes.

„
On September 8, 2011, our Board of Directors declared a regular dividend of $0.25 per share for the third quarter, which was paid on October 21, 2011 to shareholders of record on September 30, 2011. In November 2010, the Board of Directors announced its intention to pay a regular dividend of $0.25 per share per quarter in 2011.

„
The characterization of our 2011 dividend for tax purposes as either ordinary income, capital gains, or return of capital will depend upon numerous factors, including the amount of earnings and any net capital gains (for tax purposes) we generate during the year. At this time, it is too early to characterize the potential tax status of our 2011 dividends.

THE REDWOOD REVIEW 3RD QUARTER 2011	23

FINANCIAL INSIGHTS

Cash Flow

„
The sources and uses of cash in the table below are derived from our GAAP Consolidated Statements of Cash Flow for the third and second quarters of 2011, aggregating and netting all items in a manner consistent with the way management analyzes them. This table excludes the gross cash flow generated by our Sequoia and Acacia securitization entities and the Fund (cash flow that is not available to Redwood), but does include the cash flow distributed to Redwood as a result of our investments in these entities. The beginning and ending cash balances presented in the table below are GAAP amounts.

Redwood
Sources and Uses of Cash
($ in millions)

	Three Months Ended
	9/30/2011	6/30/2011

Beginning cash balance	$80	$220
Sources of cash(1)
Loans at Redwood - principal and interest	11	5
Proceeds from New Sequoia securitization	379	-
Proceeds from resecuritization	243	-
Securities at Redwood - principal and interest (2)
Residential senior	28	30
Residential re-REMIC	2	1
Residential subordinate	7	8
Commercial and CDO	1	1
Sales of securities (3)	-	14
Investments in Consolidated Entities	11	16
Short-term debt	-	41
Changes in working capital	2	-
Total sources of cash	684	116
	0	0
Uses of cash
Acquisitions of residential loans	(405)	(152)
Originations of commercial loans	(27)	(29)
Acquisitions of securities (4)	(48)	(29)
Investment in New Sequoia	(19)	-
Short-term debt repayment	(41)	-
Cash operating expenses	(10)	(12)
Margin posted, net	(33)	(11)
Derivative pair-off	(9)	-
Interest expense on long-term debt	(2)	(2)
ABS issued - principal and interest (2)	(14)	-
Dividends	(20)	(20)
Common share repurchase	(3)	-
Changes in working capital	-	(1)
Total uses of cash	(631)	(256)

Net sources (uses) of cash	$53	$(140)
Ending cash balance	$133	$80

(1) Cash flow from securities and investments can be volatile from quarter to quarter depending on the level of invested capital, the timing of credit losses, acquisitions, sales, and changes in prepayments and interest rates. Therefore, (i) cash flow generated by these investments in a given period is not necessarily reflective of the long-term economic rteurn we will earn on these investments; and, (ii) it is difficult to determine what portion of the cash received from an investment is a return “of” principal and what portion is a return “on” principal in a given period.

(2) Sources of cash from residential securities include the cash received from the securities that were included in the resecuritization we engaged in during the third quarter of 2011, and ABS issued - principal and interest reflect payments in respect of ABS issued in that resecuritization.

(3) Total sales of securities in the second quarter of 2011 were $9 million, all of which settled during the quarter. Securities sales of $5 million made in the first quarter that did not settle until early April are reflected in the second quarter.

(4) Total acquisitions of securities in the second quarter of 2011 were $33 million. Securities acquisitions of $4 million made in the second quarter that settled in July are reflected in the third quarter. There were no unsettled trades at the end of the third quarter.

„
Total sources of cash in the third quarter amounted to $684 million, as compared to $116 million in the second quarter. The large difference primarily reflects the third quarter Sequoia loan securitization, which generated $379 million of cash, and our resecuritization of senior securities, which generated $243 million of cash.

24	THE REDWOOD REVIEW 3RD QUARTER 2011

FINANCIAL INSIGHTS

Cash Flow (continued)

„
Cash generated in the third quarter from the principal and interest on loans and securities at Redwood and from our investments in consolidated entities (“investments”) totaled $46 million, net of $14 million of cash paid to the holders of the senior securities of the resecuritization we executed during the third quarter, as compared to cash generated in the second quarter of $61 million. The decline was primarily related to the third quarter resecuritization of $365 million (market value) of senior securities that was completed in July, which generated $243 million of cash for reinvestment. Redwood retained $122 million of the subordinate securities. The senior securities are entitled to receive interest and all principal payments until the securities are paid off (in approximately five years), which amounted to $14 million in the third quarter, while Redwood, as the holder of the subordinate securities, will only receive interest payments in the interim. Also, cash received from the Fund, which distributed its remaining assets during the third quarter, decreased to $3 million in the third quarter from $5 million in the second quarter.

„
The $46 million of cash flow from our investments continued to exceed our cash operating expenses of $10 million, interest expense on long-term debt of $2 million, and dividends of $20 million. As we reinvest the proceeds from the third quarter resecuritization and our excess cash, we expect that our cash flow from investments will continue to exceed our cash operating expenses, interest, and dividends in future periods.

„
Notable uses of cash in the third quarter were $405 million for the acquisition of residential loans, $27 million for the origination of commercial mezzanine loans, $48 million for the acquisition of seasoned RMBS previously issued by third parties (including $4 million for second quarter acquisitions of securities that settled in the third quarter), and $19 million for investment in our most recent Sequoia securitization.

„
Cash flow from securities and investments can be volatile from quarter to quarter depending on the level of invested capital, the timing of credit losses, acquisitions, sales, and changes in prepayments and interest rates.

THE REDWOOD REVIEW 3RD QUARTER 2011	25

COMMERCIAL REAL ESTATE BUSINESS

Summary

Since late 2010, Redwood has originated commercial real estate debt, with a general focus on stabilized income-producing properties. Redwood typically originates mezzanine loans (or provides other forms of subordinated financing, such as preferred equity or B Notes) to finance commercial real estate. Senior debt financing is typically held by portfolio lenders or included in CMBS transactions sponsored by others. Redwood may originate senior debt financing for commercial real estate and transfer that senior debt to third-party investors while, in some cases, retaining a subordinate interest in that financing. Redwood also owns a small balance of legacy commercial securities which were acquired prior to 2008. This discussion is exclusive of commercial securities and loans owned by Acacia entities.

Market Conditions

„	Commercial real estate continues to be a bifurcated market in which prices and competition for better quality assets in healthier markets are increasing, while problem assets continue to underperform.

„
The properties we target are generally within the NCREIF TBI index shown in the graph above. Their real estate fundamentals (rents and vacancies) have, as a general matter, been stable to improving over the last several quarters. Valuations for these types of properties have generally been increasing as investors seek investments in quality assets.

„
The CMBS market has shown fragility in recent months. After starting the year on a strong note, with issuance in the first half of the year far exceeding total 2010 issuance, the CMBS market has slowed significantly. Spreads have widened considerably for AAA-rated CMBS and investors are extremely cautious when it comes to taking mortgage credit risk. This turmoil provides investors willing to take credit risk (such as Redwood) with new opportunities. In the long run, we believe that the securitization of commercial loans will provide an important source of capital for financing the types of properties we target, but it could take some time before it becomes a more consistent and larger source of capital.

26	THE REDWOOD REVIEW 3RD QUARTER 2011

COMMERCIAL REAL ESTATE BUSINESS

Quarterly Update

„
We have a commercial origination platform that is recognized as a leader in the market for providing long-term debt solutions for our target borrowers and properties. We are also collaborating with other lending institutions to create attractive, high-quality subordinate debt investments. In the future, we may originate both senior and subordinate financing for a commercial property and sell the senior portion of the mortgage at origination.

„
At September 30, 2011, our commercial mezzanine portfolio totaled $98 million, consisting of 11 loans originated over the past twelve months. On average, these loans have a maturity of over five years, a yield in excess of 10% per annum, and a loan-to-value ratio of 73% at origination.

„
Our underwriting and origination analysis is property specific and is focused on strong, stabilized cash flowing properties. On average, our portfolio had a debt service coverage ratio of 1.15x at origination, as determined in accordance with our underwriting guidelines for commercial loans. Each property has different metrics and we look primarily at in-place cash flows when making our investment decisions, and also look at a variety of potential scenarios to better understand the risks we are taking over the life of the loans we originate.

„
The loans in our portfolio include four on central business district office buildings, three on stabilized multifamily properties, two on grocery-anchored retail centers, one on a strongly anchored mall property, and one backed by a group of five hospitality properties.

„	In October 2011, we originated a $15 million mezzanine loan backed by a group of nine full-service hotels located throughout the country.

„
Our recent pace of subordinate debt originations has been between $25 million to $50 million per quarter, which we expect to continue, although we could experience volumes exceeding this range if the level of appropriate opportunities is available to us.

„	Our legacy portfolio of CMBS was valued at $6 million at September 30, 2011 and generated $1 million of cash flow during the third quarter.

THE REDWOOD REVIEW 3RD QUARTER 2011	27

RESIDENTIAL MORTGAGE LOAN BUSINESS

Summary

We purchase newly originated loans (primarily prime jumbo loans) that meet our collateral criteria from approved lenders on a flow or bulk basis. Loans acquired through this process (our “conduit”) are expected to be securitized through new Sequoia securitization entities. Our conduit allows lenders to reduce their exposure to the interest and credit risk associated with residential mortgage loans, free up capital for additional lending, and potentially reduce hedging costs.

Quarterly Update

„
In the third quarter of 2011, we acquired $405 million of loans, up from $152 million in the second quarter. At September 30, 2011, residential loans purchased and held on our balance sheet for future securitization totaled $227 million, up from $53 million at June 30, 2011. At September 30, 2011, the pipeline of residential mortgage loans we plan to purchase totaled $295 million. At October 31, 2011, loans purchased and held on our balance sheet for future securitization totaled $294 million and the pipeline totaled $276 million.

„
On September 27, 2011, we closed SEMT 2011-2, a $376 million securitization of 473 prime jumbo mortgage loans. The weighted average loan size was $793,292 and, similar to our prior two securitizations, the weighted average loan-to-value ratio was 61% and FICO score was 773. The collateral for this securitization was acquired from six originators. We sold the triple-A and interest-only securities and retained most of the subordinate securities for an investment of $19 million.

„
One of the larger hurdles we are facing continues to be our ability to buy loans. As we discussed in prior quarters, banks are able to sell approximately 90% of their originations to the GSEs and they are generally holding their non-agency eligible mortgage loan originations to offset weak non-mortgage loan demand. However, we continue to make progress signing up lenders, and as of September 30, 2011, we had 10 active originators, and 16 in implementation, up from five active originators and five in implementation at June 30, 2011. We are generally buying longer term 10-year hybrids and 15- and 30-year fixed rate mortgages that are difficult for banks to match fund.

„
The reduction in the conforming loan limits from $729,750 in high cost areas of the country to a maximum of $625,500 on October 1, 2011 is expected to result in modest incremental mortgage volume for our conduit. We estimate that loans between $625,500 and $729,750 represent between 1%-3% of total industry originations based on numbers from the Federal Housing Finance Authority (FHFA), and we expect the ten largest bank jumbo lenders, which had an estimated 70% share of the jumbo market in the first half of 2011, to continue to make and retain loans over $625,500, leaving smaller bank and non-bank participants with the opportunity to fund the remaining 30% of the $625,501 to $729,750 slice of the jumbo market, as well as loans above $727,250. Since October 1, 2011, 10% of the pipeline of loans we plan to purchase would have been eligible for sale to the GSEs prior to the reduction in loan limits. Our conduit could also benefit from a major bank’s announcement that it plans to exit the correspondent mortgage lending business and could also benefit from other banks refocusing their businesses on their retail customers.

„
Our goal is to establish our conduit as a leading source of liquidity for the prime jumbo mortgage market, where originators are able to obtain timely and reliable purchase commitments, and investors are able to rely upon us as a leading issuer of high-quality private label RMBS.

28	THE REDWOOD REVIEW 3RD QUARTER 2011

INVESTMENTS IN NEW SEQUOIA

Summary

This module reflects our investment in Sequoia securitization entities created in 2010 and subsequent periods. Sequoia securitization entities are entities that acquire residential mortgage loans through our conduit and issue asset-backed securities (ABS) backed by these loans. Generally, the loans that New Sequoia entities have acquired are prime-quality loans originated in 2009 and later periods. Most of the senior or investment-grade rated ABS issued by New Sequoia entities are sold to third-party investors; Redwood generally acquires the subordinate or non-investment grade securities but has also acquired senior securities and interest-only strips from the New Sequoia entities.

Quarterly Update

„	In both the third and second quarters of 2011, we reported GAAP interest income of $1 million from interest on our New Sequoia investments, and these investments generated $3 million of cash.

„
At September 30, 2011, our GAAP investment in our New Sequoia securitizations totaled $54 million. Under GAAP, our investment is reported as the difference between the consolidated assets and liabilities at amortized cost. The economic value of our investments (calculated as management’s estimate of the fair value of the securities we own using the same valuation method used to value the securities we own) totaled $49 million and consisted of securities throughout the capital structure.

„
For GAAP purposes, we account for Sequoia securitizations in which we have an investment as financings, with the assets and liabilities carried on our balance sheet at their amortized cost. As a result, our $54 million investment in New Sequoia does not appear on our GAAP consolidated balance sheet as an investment. Rather, it is reflected as the difference, at September 30, 2011, between the $750 million of consolidated assets of New Sequoia and the $696 million of consolidated ABS issued to third parties. (See Redwood’s consolidating balance sheet on page 14.)

„	There were no delinquencies in the loans underlying our 2010 or 2011 Sequoia securitizations at September 30, 2011.

THE REDWOOD REVIEW 3RD QUARTER 2011	29

RESIDENTIAL REAL ESTATE SECURITIES

Summary

Redwood invests in securities that are backed by pools of residential loans. Some of these investments in residential securities consist of senior prime and non-prime securities, and non-senior securities. Residential prime securities are mortgage-backed securities backed by prime residential mortgage loans. Residential non-prime securities are mortgage-backed securities backed by non-prime (Alt-A, Option ARM, and Subprime) residential mortgage loans. Non-senior securities include subordinate and re-REMIC securities.

Senior securities are those interests in a securitization that have the first right to cash flows and are last in line to absorb losses. Subordinate securities are those interests in a securitization that have the last right to cash flows and are first in line to absorb losses. A re-REMIC is a resecuritization of asset-backed securities where the cash flow from and any credit losses absorbed by the underlying asset-backed securities are allocated among the securities issued in the resecuritization transaction in a variety of ways.

The following discussion refers only to the residential securities owned by Redwood, exclusive of the securities owned by the Fund, Sequoia entities, and Acacia entities, and exclusive of Redwood’s investments in these entities.

In the Financial Tables in the back of this Review, information on the residential securities we own and underlying loan characteristics are set forth in Tables 5 through 8B.

Quarterly Update

„	Interest income generated by our residential AFS securities was $20 million in the third quarter of 2011, resulting in an annualized yield of 12.8% on the amortized cost of these securities.

„
At September 30, 2011, the fair value of residential securities we own totaled $770 million, consisting of $277 million in prime senior securities, $299 million in non-prime senior securities, $113 million in re-REMIC securities, and $81 million in subordinate securities. Each of these categories is further discussed on the following pages.

„
At September 30, 2011, 37% of the securities we held were fixed-rate assets, 13% were adjustable-rate assets, 29% were hybrid assets that reset within the next year, 4% were hybrid assets that reset between 12 and 36 months, and 17% were hybrid assets that reset after 36 months.

30	THE REDWOOD REVIEW 3RD QUARTER 2011

RESIDENTIAL REAL ESTATE SECURITIES

Quarterly Update (continued)

„
The following table presents information on residential securities at Redwood at September 30, 2011. For GAAP, we account for the large majority of these securities as available-for-sale (AFS) and others as trading securities, and in both cases the securities are reported at their fair value as of the report date.

Residential Securities at Redwood
September 30, 2011
($ in millions)

	Senior
	Prime	Non-prime	Re-REMIC	Subordinate	Total
Available-for-sale securities
Current face	$329	$358	$194	$254	$1,135
Credit reserve	(28)	(25)	(58)	(142)	(253)
Net unamortized discount	(60)	(71)	(69)	(30)	(230)
Amortized cost	241	262	67	82	652

Unrealized gains	39	21	46	7	113
Unrealized losses	(4)	(4)	-	(9)	(17)

Trading securities	-	21	-	1	22

Fair value of residential securities	$276	$300	$113	$81	$770

Fair value as a % of face value (1)	84%	78%	58%	32%	66%
Amortized cost as a % of face value (1)	73%	73%	35%	32%	57%

(1) AFS securities only

„
Securities are acquired assuming a range of outcomes based on modeling of expected performance at the individual loan level for both delinquent and current loans. Over time, the performance of these securities may require a change in the amount of credit reserves we designate.

„
In the third quarter, credit losses on our residential securities at Redwood totaled $19 million, all of which came from our subordinate securities. In the second quarter, credit losses on residential securities totaled $34 million. We expect future losses to extinguish a large percentage of the subordinate securities as reflected by the $142 million of credit reserves we have provided for the $254 million face value of those securities. Until the losses occur, we will continue to earn interest on the face value of those securities.

„	Additional information on interest income and yields for our securities portfolio is reported in the Financial Tables in the Appendix.

„
Included in the residential securities table above are $350 million of senior securities that are included in a resecuritization that we completed in July 2011. Under GAAP accounting, we account for the resecuritization as a financing even though these securities are owned by the resecuritization entity and are legally not ours. We own only the securities and interests that we acquired from the resecuritization entity, which amounted to $118 million at September 30. As a result, to adjust at September 30, 2011 for the legal and economic interests that resulted from the resecuritization, Total Residential Senior Securities would be decreased by $350 million to $226 million, Total Re-REMIC Residential Securities would be increased by $118 million to $231 million, and Total Residential Securities would be reduced by $232 million to $545 million.

THE REDWOOD REVIEW 3RD QUARTER 2011	31

RESIDENTIAL REAL ESTATE SECURITIES

Quarterly Update (continued)

Housing Prices

„
Our outlook for housing prices is unchanged from three months ago. Affordability looks better than it has in many years, when considering income and home prices. However, there is a significant overhang of supply, especially when considering “shadow” inventory that is not yet on the market. In addition, tight underwriting of residential mortgage loans will continue to limit buyers’ ability to obtain desired financing. Nationwide, we believe that home prices have an additional risk of 5% to 10% price declines, with actual declines likely to vary by market and product type. We believe we are in the process of forming a bottom, but do not expect housing, in general, to be a significantly appreciating asset class for at least several years.

Delinquencies

„
Delinquencies were relatively stable in the third quarter, but remain at historically elevated levels. According to LoanPerformance data, serious (60+ day) delinquencies rose by 0.2% quarter over quarter to 11.83% for prime loans and fell 0.32% quarter over quarter to 32.1% for Alt-A loans. The delinquencies on loans underlying Redwood’s portfolio are modestly lower than the industry as a whole.

„
Early-stage roll rates (from loans “always current” to 30 days delinquent) were also stable in the third quarter. Of previously “always current” prime loans, 0.56% missed their first payment in September 2011, up from 0.53% in June 2011, while the same metric for Alt-A was unchanged at 1.12%. These roll rates are high by historical standards but well below 2008-2010 levels, and are not currently showing signs of a “double dip.” This trend should eventually cause the total number of delinquent loans to fall, but for now the slowdown in new defaults is being offset by an extension in liquidation timelines.

Prepayments

„
Prepayments increased during the third quarter, but only for strong borrowers with positive equity in their homes. Prime borrowers with loan-to-value (LTV) ratios below 100% prepaid at 19% CPR in September (up from 16% in June), while Alt-A borrowers with equity in their homes paid at 7% CPR, in line with June. The increase for prime borrowers was likely due to falling interest rates — according to Freddie Mac, the monthly average rate for new loans fell from 4.51% in June to 4.11% in September 2011. Borrowers without equity in their homes prepaid very slowly regardless of credit quality, with prime and Alt-A loans with LTV ratios above 100% prepaying at only 5% and 1% CPR; respectively, in line with the prior quarter.

32	THE REDWOOD REVIEW 3RD QUARTER 2011

LEGACY INVESTMENTS IN OTHER CONSOLIDATED ENTITIES

Summary

What is this?

Prior to 2010, we sponsored Sequoia and Acacia securitization entities that acquired mortgage loans and securities and created and issued ABS backed by these loans and securities. References to Sequoia’s activities prior to 2010 are referred to as “Legacy Sequoia.” Also included in this discussion is the Opportunity Fund. Our Sequoia program is active and issued ABS in 2010 and 2011, which is discussed in the Investments in New Sequoia module.

Quarterly Update

„
In the third quarter of 2011, we reported a combined loss of $1 million from Legacy Sequoia and Acacia entities and the Fund, compared to a net profit of less than $1 million in the second quarter of 2011. The decrease was due to a combination of 1) a $2 million reduction in net interest income as asset balances have continued to decrease; 2) a $2 million increase in the loan loss provision at Sequoia due to higher credit severities related to extended foreclosure processing times; and 3) a $1 million reduction in securities gains due to fewer sales and calls. These amounts were partially offset by a $1 million positive change in non-controlling interest.

„
Cash flow generated from our investments in Legacy Sequoia and Acacia entities and the Fund totaled $8 million in the third quarter, as compared to $13 million in the second quarter. The primary differences between the $1 million combined loss and the $8 million in positive cash flow relates to non-cash charges for the loan loss provision at Legacy Sequoia entities, non-cash premium amortization, and principal payments.

„
Cumulative losses for all 52 Legacy Sequoia residential mortgage securitizations sponsored by us (totaling $35 billion at issuance) totaled 0.57% of the original face amount of the securities through September 30, 2011.

„
The consolidation of the assets and liabilities of securitization entities may lead to potentially volatile reported earnings for a variety of reasons, including the amortization of premiums on the loans and liabilities of Sequoia entities, changes in credit loss provisions for loans held by Sequoia entities, fair value adjustments for the assets and liabilities of the Acacia entities, and deconsolidation events.

THE REDWOOD REVIEW 3RD QUARTER 2011	33

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34

ACCOUNTING DISCUSSION

Mark-to-Market Valuation Process

„
Market values reflect an “exit price,” or the amount we believe we would realize if we sold an asset or would pay if we repurchased a liability in an orderly transaction, even though we generally have no intention — nor would we be required — to sell assets or repurchase liabilities. Establishing market values is inherently subjective and requires us to make a number of assumptions, including the future of interest rates, prepayment rates, discount rates, credit loss rates, and the timing of credit losses. The assumptions we apply are specific to each asset or liability.

„
We rely on our internal calculations to compute the fair value of our securities and we request and consider indications of value (marks) from third-party dealers to assist us in our mark-to-market valuation process. For September 30, 2011, we received dealer marks on 82% of our securities and 93% of our ABS issued. In the aggregate, our internal valuations of the securities on which we received dealer marks were within 1% of the dealer marks and our internal valuations of our ABS issued on which we received dealer marks were 3% higher (i.e., more conservative) than the aggregate dealer marks.

Determining Other-Than-Temporary Impairments

„	The multi-step process for determining whether an investment security has other-than-temporary impairment is presented below.

36	THE REDWOOD REVIEW 3RD QUARTER 2011

GLOSSARY

ACACIA
Acacia is the brand name for the collateralized debt obligation (CDO) securitizations Redwood sponsored.

ADJUSTABLE-RATE MORTGAGES (ARMs)
Adjustable-rate mortgages are loans that have coupons that adjust at least once per year. We make a distinction between ARMs (loans with a rate adjustment at least annually) and hybrids (loans that have a fixed-rate period of 2 -10 years and then become adjustable-rate).

AGENCY
Agency refers to government-sponsored enterprises (GSEs), including Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac), and Government National Mortgage Association (Ginnie Mae).

ALT-A SECURITIES and ALT-A LOANS
Alt-A securities are residential mortgage-backed securities backed by loans that have higher credit quality than subprime and lower credit quality than prime. Alt-A originally represented loans with alternative documentation, but the definition has shifted over time to include loans with additional risk characteristics and in some cases investor loans. In an Alt-A loan, the borrower’s income may not be verified, and in some cases, may not be disclosed on the loan application. Alt-A loans may also have expanded criteria that allow for higher debt-to-income ratios with higher accompanying loan-to-value ratios than would otherwise be permissible for prime loans.

AMORTIZED COST
Amortized cost is the initial acquisition cost of an available-for-sale (AFS) security, minus principal repayments or principal reductions through credit losses, plus or minus premium or discount amortization. At the point in time an AFS security is deemed other-than-temporarily impaired, the amortized cost is adjusted (by changing the amount of unamortized premium or discount) by the amount of other-than-temporary impairment taken through the income statement.

ASSET-BACKED SECURITIES (ABS)
Asset-backed securities (ABS) are securities backed by financial assets that generate cash flows. Each ABS issued from a securitization entity has a unique priority with respect to receiving principal and interest cash flows and absorbing any credit losses from the assets owned by the entity.

AVAILABLE-FOR-SALE (AFS)
An accounting method for debt and equity securities in which the securities are reported at their fair value on the balance sheet. Positive changes in the fair value are accounted for as increases to stockholders’ equity and do not flow through the income statement. Negative changes in fair value may be recognized through the income statement or balance sheet, as further detailed in the Accounting Discussion module.

B-NOTES
B-Notes are subordinate interests in commercial mortgage debt which are either (i) evidenced by a subordinated promissory note secured by the same mortgage that also secures the senior debt relating to the same property or (ii) junior participation interests in mortgage debt that are subordinate to senior participation interests in the same mortgage debt. B-Notes typically provide the holder with certain rights to approve modifications to related lending agreements and to trigger foreclosure under the mortgage following an event of default. B-Notes also typically provide the holder certain limited rights to cure a borrower default under senior debt secured by the same mortgage in order to keep the senior debt current and avoid foreclosure.

THE REDWOOD REVIEW 3RD QUARTER 2011	37

GLOSSARY

BOOK VALUE (GAAP)
Book value is the value of our common equity in accordance with GAAP.

COLLATERALIZED DEBT OBLIGATION (CDO) SECURITIZATIONS
The securitization of a diverse pool of assets.

COMMERCIAL MORTGAGE-BACKED SECURITIES (CMBS)
A type of mortgage-backed security that is secured by one or more loans on commercial properties.

CONSTANT (or CONDITIONAL) PREPAYMENT RATE (CPR)
Constant (or conditional) prepayment rate (CPR) is an industry-standard measure of the speed at which mortgage loans prepay. It approximates the annual percentage rate at which a pool of loans is paying down due to unscheduled principal prepayments.

CORE EQUITY
Core equity is not a measure calculated in accordance with GAAP. GAAP equity includes mark-to-market adjustments for some of our assets and interest rate agreements in “accumulated other comprehensive income (loss).” Core equity excludes accumulated other comprehensive income (loss). Core equity in some ways approximates what our equity value would be if we used historical amortized cost accounting exclusively. A reconciliation of core equity to GAAP appears in the Table 3 in the Financial Tables in this Review.

CREDIT SUPPORT
Credit support is the face amount of securities subordinate (or junior) to the applicable security that protects the security from credit losses and is generally expressed as a percentage of the securitization’s underlying pool balance.

DEBT
Debt is an obligation of Redwood. See Long-term debt and Short-term debt.

ECONOMIC VALUE (MANAGEMENT’S ESTIMATE OF ECONOMIC VALUE)
Economic value closely relates to liquidation value and is calculated using the bid-side marks (or estimated bid-side values) for all of our financial assets, and offered-side marks (or estimated offered-side values) for all of our financial liabilities. We calculate management’s estimate of economic value as a supplemental measure to book value calculated under GAAP. Our economic value estimates on a per-share basis are reconciled to GAAP book values per share in Table 3 in the Financial Tables of this Review.

FASB
Financial Accounting Standards Board.

FHFA
The FHFA refers to the Federal Housing Finance Authority.

THE FUND
The Fund refers to the Redwood Opportunity Fund, L.P., which was managed by Redwood Asset Management, Inc., a wholly-owned subsidiary of Redwood.

GAAP
Generally Accepted Accounting Principles in the United States.

38	THE REDWOOD REVIEW 3RD QUARTER 2011

GLOSSARY

GOVERNMENT SPONSORED ENTERPRISE (GSE)
A government sponsored enterprise is a financial services corporation created by the United States Congress to enhance the flow of credit to targeted sectors of the economy. Among the GSEs charted by Congress are Fannie Mae, Freddie Mac, and Ginnie Mae.

INTEREST-ONLY SECURITIES (IOs)
Interest-only securities (IOs) are specialized securities created by securitization entities where the projected cash flows generated by the underlying assets exceed the cash flows projected to be paid to the securities that are issued with principal balances. Typically, IOs do not have a principal balance and they will not receive principal payments. Interest payments to IOs usually equal an interest rate formula multiplied by a “notional” principal balance. The notional principal balances for IOs are typically reduced over time as the actual principal balance of the underlying pool of assets pays down, thus reducing the cash flows to the IOs over time. Cash flows on IOs are typically reduced more quickly when asset prepayments increase.

INVESTMENT CAPACITY
The amount of capacity we estimate that we have to invest in new assets. It is equal to our (1) cash on hand, plus (2) cash we could raise by increasing short-term borrowings to finance all our residential mortgage loans held for securitization, less (3) cash needed to cover short-term operations, working capital, and a liquidity cushion.

JUMBO LOAN
A jumbo loan is a mortgage loan that generally conforms to the underwriting standards of Fannie Mae and Freddie Mac except that the dollar amount of the loan exceeds the maximum limit set by the two GSEs for loans salable to the two companies.

LEVERAGE RATIOS
When determining Redwood’s financial leverage, traditional leverage ratios may be misleading in some respects if consolidated ABS issued from securitization entities are included as part of Redwood’s obligations when calculating this or similar ratios. Because of the requirement to consolidate the independent securitization entities for GAAP accounting purposes, it appears that Redwood is highly leveraged, with total consolidated liabilities significantly greater than equity. The obligations of these securitization entities are not obligations of Redwood.

LONG-TERM DEBT
Long-term debt is debt that is an obligation of Redwood that is not payable within a year and includes junior subordinated notes and trust preferred securities. We generally treat long-term debt as part of our capital base when it is not payable in the near future.

MARK-TO-MARKET (MTM) ACCOUNTING
Mark-to-market accounting uses estimated fair values of assets, liabilities, and hedges. Many assets on our consolidated balance sheet are carried at their fair value rather than amortized cost. Taxable income is generally not affected by market valuation adjustments.

MARKET VALUATION ADJUSTMENTS (MVAs)
Market valuation adjustments (MVAs) are changes in market values for certain assets and liabilities that are reported through our GAAP income statement. They include all changes in market values for assets and liabilities accounted for at fair value, such as trading securities and derivatives. They also include the credit portion of other-than-temporary impairments on securities available-for-sale, as well as impairments of loans held-for-sale and REO properties.

THE REDWOOD REVIEW 3RD QUARTER 2011	39

GLOSSARY

MEZZANINE LOAN
A mezzanine loan is a loan secured by the membership interests, partnership interests, and/or stock in a single purpose entity formed to own a commercial property, for example. If the mezzanine borrower fails to make its payments or otherwise defaults under the mezzanine loan documents, the mezzanine lender may pursue its remedies, including taking control of the single purpose entity that owns the property.

MORTGAGE SERVICING RIGHT (MSR)
A mortgage servicing right (MSR) gives the holder the contractual right to service a mortgage loan.
MSRs typically include the right to collect monthly mortgage principal and interest payments, as well as related tax and insurance payments, from borrowers, disburse funds to the mortgage debt holders and remit related insurance and tax payments, collect late payments, and process foreclosures. MSRs are created when mortgage loans are sold in a transaction in which the seller retains the right to service the loans. The holder of an MSR receives a monthly servicing fee (which generally ranges from 0.25% to 0.375% per annum of the outstanding principal balance of the related mortgage loan), which is deducted from the borrower’s monthly interest payments. For accounting purposes, MSRs are capitalized at the net present value of the servicing fee less the servicing cost. When Redwood holds MSRs relating to residential mortgage loans, it retains a sub-servicer to carry out actual servicing functions, as Redwood does not directly service residential mortgage loans.

NON-GAAP METRICS
Not all companies and analysts calculate non-GAAP metrics in the same manner. As a result, certain metrics as calculated by Redwood may not be comparable to similarly titled metrics reported by other companies. Redwood uses non-GAAP metrics such as management’s estimate of economic value and core equity to provide greater transparency for investors. Our non-GAAP metrics are reconciled to GAAP in the Financial Tables in this Review.

NON-PRIME SECURITIES
Non-prime securities are Alt-A, option ARM, and subprime securities. See definitions of Alt-A, option ARM, and subprime securities.

OPTION ARM LOAN
An option ARM loan is a residential mortgage loan that generally offers a borrower monthly payment options such as: 1) a minimum payment that results in negative amortization; 2) an interest-only payment; 3) a payment that would fully amortize the loan over an original 31-year amortization schedule; and, 4) a payment that would fully amortize the loan over a 15-year amortization schedule. To the extent the borrower has chosen an option that is not fully amortizing the loan (or negatively amortizing the loan), after a period — usually five years or once the negatively amortized loan balance reaches a certain level (generally 15% to 25% higher than the original balance) — the loan payments are recast. This recast provision resets the payment at a level that fully amortizes the loan over its remaining life and the new payment may be materially different than under the borrowers’ previous option.

PREFERRED EQUITY
A preferred equity investment is an investment in preferred equity of a special purpose entity that directly or indirectly owns a commercial property. An investor in preferred equity is typically entitled to a preferred return (relative to a holder of common equity of the same entity) and has the right, if the preferred return is not paid, to take control of the entity (and thereby control the underlying commercial property).

40	THE REDWOOD REVIEW 3RD QUARTER 2011

GLOSSARY

PRIME RESIDENTIAL REAL ESTATE LOANS
Prime loans are residential loans with higher quality credit characteristics, such as borrowers with higher FICO credit scores, lower loan-to-value ratios, lower debt-to-income ratios, greater levels of other assets, and more documentation.

PRIME SECURITIES
Prime securities are residential mortgage-backed securities backed by prime loans, generally with balances greater than conforming loan limits. Prime securities are typically backed by loans that have relatively high weighted average FICO scores (700 or higher), low weighted average LTVs (75% or less), limited concentrations of investor properties, and low percentages of loans with low FICO scores or high loan-to-value ratios.

PROFITABILITY RATIOS
Many financial institution analysts use asset-based profitability ratios such as interest rate spread and interest rate margin when analyzing financial institutions. These are asset-based measures. Since we consolidate the assets and liabilities of securitization entities for GAAP purposes, our total GAAP assets and liabilities may vary over time, and may not be comparable to assets typically used in profitability calculations for other financial institutions. As a result, we believe equity-based profitability ratios may be more appropriate than asset-based measures for analyzing Redwood’s operations and results. We believe, for example, that net interest income as a percentage of equity is a useful measure of profitability. For operating expenses, we believe useful measures are operating efficiency ratio (operating expenses as a percentage of net interest income) and operating expenses as a percentage of equity. We provide various profitability ratios in Table 4 in the Financial Tables in this Review.

REAL ESTATE INVESTMENT TRUST (REIT)
A real estate investment trust (REIT) is an entity that makes a tax election to be taxed as a REIT, invests in real estate assets, and meets other REIT qualifications, including the distribution as dividends of at least 90% of REIT taxable income. A REIT’s profits are not taxed at the corporate level to the extent that these profits are distributed as dividends to stockholders, providing an operating cost savings. On the other hand, the requirement to pay out as dividends most of the REIT’s taxable profits means it can be harder for a REIT to grow using only internally-generated funds (as opposed to raising new capital).

REAL ESTATE OWNED (REO)
Real estate owned (REO) refers to real property owned by the lender or loan owner that has been acquired through foreclosure.

REIT SUBSIDIARY
A REIT subsidiary is a subsidiary of a REIT that is taxed as a REIT.

REIT TAXABLE INCOME
REIT taxable income is not a measure calculated in accordance with GAAP. REIT taxable income is pre-tax income calculated for tax purposes at Redwood including only its qualifying REIT subsidiaries (i.e., excluding its taxable subsidiaries). REIT taxable income is an important measure as it is the basis of our dividend distribution requirements. We must distribute at least 90% of REIT taxable income as dividends to shareholders over time. As a REIT, we are not subject to corporate income taxes on the REIT taxable income we distribute. We pay income tax on the REIT taxable income we retain, if any (and we are permitted to retain up to 10% of total REIT taxable income). A reconciliation of REIT taxable income to GAAP income appears in Table 2 in the Financial Tables in this Review.

THE REDWOOD REVIEW 3RD QUARTER 2011	41

GLOSSARY

REMIC
A real estate mortgage investment conduit (REMIC) is a special purpose vehicle used to pool real estate mortgages and issue mortgage-backed securities. REMICs are typically exempt from tax at the entity level. REMICs may invest only in qualified mortgages and permitted investments, including single family or multifamily mortgages, commercial mortgages, second mortgages, mortgage participations, and federal agency pass-through securities.

RE-REMIC SECURITY
A re-REMIC is a re-securitization of asset-backed securities. The cash flows from and any credit losses absorbed by the underlying assets can be redirected to the resulting re-REMIC securities in a variety of ways.

RESECURITIZATION
A resecuritization is a securitization of two or more mortgage-backed securities into a new mortgage-backed securities into a new mortgage-backed security.

RESIDENTIAL MORTGAGE-BACKED SECURITIES (RMBS)
A type of mortgage-backed security that is backed by a pool of mortgages on residential properties.

RETURN ON EQUITY (ROE) and ADJUSTED RETURN ON EQUITY
ROE is the amount of profit we generate each year per dollar of equity capital and equals GAAP income divided by GAAP equity. Adjusted ROE is not a measure calculated in accordance with GAAP — it is GAAP income divided by core equity.

SENIOR SECURITIES
Generally, senior securities have the least credit risk in a securitization transaction because they are generally the last securities to absorb credit losses. In addition, the senior securities have the highest claim on the principal and interest payments (after the fees to servicers and trustees are paid.) To further reduce credit risk, most if not all, principal collected from the underlying asset pool is used to pay down the senior securities until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. At issuance, senior securities are generally triple A-rated.

SEQUOIA
Sequoia is the brand name for securitizations of residential real estate loans Redwood sponsors. Sequoia entities are independent securitization entities that acquire residential mortgage loans and create and issue asset-backed securities (ABS) backed by these loans. Most of the loans that Sequoia entities acquire are prime-quality loans. Most of the senior ABS created by Sequoia are sold to third-party investors. Redwood usually acquires most of the subordinated ABS and occasionally acquires the interest-only securities (IOs).

SHORT-TERM DEBT
Short-term debt is debt that is an obligation of Redwood and payable within a year. We may obtain this debt from a variety of Wall Street firms, banks, and other institutions. In the past, as another form of short-term debt, we have issued collateralized commercial paper. We may issue these or other forms of short-term debt in the future. We may use short-term debt to finance the accumulation of assets prior to sale to a securitization entity and to finance investments in high-quality loans and securities.

42	THE REDWOOD REVIEW 3RD QUARTER 2011

GLOSSARY

SUBORDINATE DEBT INVESTMENTS
Subordinate Debt Investments mean Mezzanine Loans, Preferred Equity, and B-Notes.

SUBORDINATE SECURITIES (JUNIOR SECURITIES or NON-SENIOR SECURITIES)
Subordinate securities absorb the initial credit losses from a securitization structure, thus protecting the senior securities. Subordinate securities have a lower priority to receive principal and interest payments than the senior securities. Subordinate securities receive little, if any, principal payments until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. Subordinate securities generally receive interest payments even if they do not receive principal payments. At issuance, subordinate securities are generally rated double-A or below.

SUBPRIME SECURITIES
Subprime securities are residential mortgage-backed securities backed by loans to borrowers who typically have lower credit scores and/or other credit deficiencies that prevent them from qualifying for prime or Alt-A mortgages and may have experienced credit problems in the past, such as late payments or bankruptcies. To compensate for the greater risks and higher costs to service the loans, subprime borrowers pay higher interest rates, points, and origination fees.

TAXABLE INCOME
Taxable income is not a measure calculated in accordance with GAAP. Taxable income is pre-tax income for Redwood and all its subsidiaries as calculated for tax purposes. Taxable income calculations differ significantly from GAAP income calculations. A reconciliation of taxable income to GAAP income appears in Table 2 in the Financial Tables in this Review.

TAXABLE SUBSIDIARY
A taxable subsidiary is a subsidiary of a REIT that is not taxed as a REIT and thus pays taxes on its income. A taxable subsidiary is not limited to investing in real estate and it can choose to retain all of its after-tax profits.

THE REDWOOD REVIEW 3RD QUARTER 2011	43

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44

Table 1: GAAP Earnings ($ in thousands, except per share data)	46

										Nine	Nine
	2011	2011	2011	2010	2010	2010	2010	2009	2009	Months	Months
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	2011	2010

Interest income	$45,096	$44,126	$44,025	$44,956	$49,249	$47,730	$50,449	$57,717	$64,425	$133,247	$147,428
Discount amortization on securities, net	10,179	10,513	12,104	12,671	10,991	10,821	10,629	7,432	9,575	32,796	32,441
Other investment interest income	-	-	-	-	2	4	9	12	25	-	15
Premium amortization expense on loans	(1,879)	(1,684)	(1,796)	(1,874)	(1,227)	(1,985)	(2,371)	(3,365)	(3,642)	(5,359)	(5,583)
Total interest income	53,396	52,955	54,333	55,753	59,015	56,570	58,716	61,796	70,383	160,684	174,301

Interest expense on short-term debt	(78)	(7)	(182)	(43)	(2)	(36)	-	-	-	(267)	(38)

Interest expense on ABS	(19,907)	(19,509)	(17,817)	(17,800)	(19,582)	(17,582)	(16,144)	(17,881)	(22,071)	(57,233)	(53,308)
ABS issuance expense amortization	(545)	(568)	(559)	(370)	(575)	(475)	(634)	(575)	(570)	(1,672)	(1,684)
ABS interest rate agreement expense	(1,233)	(1,252)	(1,140)	(1,189)	(1,104)	(1,127)	(495)	(1,123)	(1,123)	(3,625)	(2,726)
ABS issuance premium amortization income	(170)	78	96	168	187	196	208	223	234	4	591
Total ABS expense consolidated from trusts	(21,855)	(21,251)	(19,420)	(19,191)	(21,074)	(18,988)	(17,065)	(19,356)	(23,530)	(62,526)	(57,127)

Interest expense on long-term debt	(2,384)	(2,375)	(2,371)	(2,390)	(2,619)	(2,140)	(1,116)	(1,168)	(1,307)	(7,130)	(5,875)

Net interest income	29,079	29,322	32,360	34,129	35,320	35,406	40,535	41,272	45,546	90,761	111,261
Provision for loan losses	(3,978)	(1,581)	(2,808)	(7,902)	(2,436)	(4,321)	(9,476)	(8,997)	(9,998)	(8,367)	(16,233)
Market valuation adjustments, net	(13,448)	(11,147)	(5,740)	380	(1,573)	(7,125)	(11,237)	(4,191)	(11,058)	(30,335)	(19,935)
Net interest income after provision and market valuation adjustments	11,653	16,594	23,812	26,607	31,311	23,960	19,822	28,084	24,490	52,059	75,093

Fixed compensation expense	(3,702)	(3,797)	(4,144)	(3,402)	(3,314)	(3,661)	(4,109)	(3,262)	(3,726)	(11,643)	(11,084)
Variable compensation expense	(863)	(646)	(600)	(2,152)	(2,206)	(1,303)	(1,880)	(566)	(5,216)	(2,109)	(5,389)
Equity compensation expense	(1,929)	(2,707)	(2,060)	(1,710)	(1,507)	(2,077)	(6,059)	(1,554)	(420)	(6,696)	(9,643)
Severance expense	-	-	-	-	(48)	(229)	(81)	-	(398)	-	(358)
Other operating expense	(5,013)	(4,937)	(4,709)	(5,673)	(5,170)	(3,957)	(5,177)	(5,498)	(5,046)	(14,659)	(14,304)
Total operating expenses	(11,507)	(12,087)	(11,513)	(12,937)	(12,245)	(11,227)	(17,306)	(10,880)	(14,806)	(35,107)	(40,778)

Realized gains on sales, net	313	5,433	3,956	786	72	16,080	44,339	19,618	17,561	9,702	60,491
Realized gains (losses) on calls, net	832	401	(91)	726	1,494	-	-	-	-	1,142	1,494
Realized gains on sales and calls, net	1,145	5,834	3,865	1,512	1,566	16,080	44,339	19,618	17,561	10,844	61,985

Noncontrolling interest	20	(888)	2,015	(447)	(532)	(186)	15	(143)	(363)	1,147	(703)
(Provision for) benefit from income taxes	(14)	(14)	(14)	(26)	(202)	(26)	(26)	3,613	247	(42)	(254)
Net income	$1,297	$9,439	$18,165	$14,709	$19,898	$28,601	$46,844	$40,292	$27,129	$28,901	$95,343

Diluted average shares	78,471	79,478	79,372	78,944	78,961	78,852	78,542	78,101	78,223	78,276	78,764
Net income per share	$0.01	$0.11	$0.22	$0.18	$0.25	$0.35	$0.58	$0.51	$0.34	$0.35	$1.18

THE REDWOOD REVIEW 3RD QUARTER 2011	Table 1: GAAP Earnings

Table 2: Taxable and GAAP Income (Loss)1 Differences and Dividends ($ in thousands, except per share data)

	Estimated 2011 Q3 (2)			Actual Twelve Months 2010			Actual Twelve Months 2009
	Taxable	GAAP		Taxable	GAAP		Taxable	GAAP
	Income (Loss)	Income	Differences	(Loss) Income	Income	Differences	(Loss) Income	Income	Differences

Taxable and GAAP Income (Loss) Differences
Interest income	$33,341	$53,396	$(20,055)	$136,750	$230,054	$(93,304)	$192,922	$287,877	$(94,955)
Interest expense	(4,574)	(24,317)	19,743	(8,545)	(84,664)	76,119	(4,955)	(132,003)	127,048
Net interest income	28,767	29,079	(312)	128,205	145,390	(17,185)	187,967	155,874	32,093
Provision for loan losses	-	(3,978)	3,978	-	(24,135)	24,135	-	(49,573)	49,573
Realized credit losses	(11,748)	-	(11,748)	(99,586)	-	(99,586)	(223,903)	-	(223,903)
Market valuation adjustments, net	-	(13,448)	13,448	-	(19,554)	19,554	-	(87,628)	87,628
Operating expenses	(11,411)	(11,507)	96	(44,804)	(53,715)	8,911	(54,234)	(46,995)	(7,239)
Realized gains on sales and calls, net	-	1,145	(1,145)	230	63,496	(63,266)	6,625	63,166	(56,541)
Benefit from (provision for) income taxes	28	(14)	42	(8)	(280)	272	(13)	4,268	(4,281)
Less: Net (loss) income attributable to noncontrolling interest	-	(20)	20	-	1,150	(1,150)	-	(83)	83

Income (Loss)	$5,636	$1,297	$4,339	$(15,963)	$110,052	$(126,015)	$(83,558)	$39,195	$(122,753)

REIT taxable income (loss)	$7,364			$3,383			$(69,819)
Taxable (loss) income at taxable subsidiaries	(1,728)			(19,346)			(13,739)
Taxable income (loss)	$5,636			$(15,963)			$(83,558)

Shares used for taxable EPS calculation	78,495			78,041			74,605
REIT taxable income (loss) per share (3)	$0.09			$0.05			$(0.92)
Taxable (loss) income at taxable subsidiaries per share	$(0.02)			$(0.25)			$(0.20)
Taxable income (loss) per share (3)	$0.07			$(0.20)			$(1.12)

Dividends
Dividends declared	$19,624			$77,942			$73,284
Regular dividend per share (4)	$0.25			$1.00			$1.00

(1) Taxable income (loss) for 2011 is an estimate until we file our tax returns.
(2) Reconciliation of GAAP income to taxable income (loss) for prior quarters is provided in the respective Redwood Reviews for those quarters.
(3) REIT taxable income (loss) per share and taxable income (loss) per share are based on the number of shares outstanding at the end of each quarter.  The annual REIT taxable income (loss) per share and taxable income (loss) per share are the sum of the four quarterly per share estimates.
(4) The characteristics of our 2011 dividend will be determined at the end of 2011.  To the extent the REIT has taxable income or net capital gains in 2011, these amounts will be characterized as ordinary income.  Dividends in 2010 were characterized as 62% ordinary income, or $48 million, and 38% return of capital, or $30 million. The 2009 dividends were characterized as a return of capital.   The portion of Redwood's dividends characterized as a return of capital is not taxable to a shareholder and reduces a shareholder's basis for shares held at each quarterly distribution date.

THE REDWOOD REVIEW 3RD QUARTER 2011	Table 2: Taxable and GAAP Income (Loss) Differences and Dividends	47

Table 3: Book Value and Financial Ratios ($ in millions, except per share data)	48

	2011		2011		2011		2010		2010		2010		2010		2009		2009
	Q3		Q2		Q1		Q4		Q3		Q2		Q1		Q4		Q3
Short-term debt	$-		$41		$-		$44		$-		$-		$-		$-		$-
Long-term debt	140		140		140		140		140		140		140		140		140
Redwood debt (1)	$140		$181		$140		$184		$140		$140		$140		$140		$140

GAAP stockholders' equity	$959		$1,025		$1,075		$1,065		$1,016		$991		$998		$972		$907

Redwood debt to equity	0.1	x	0.2	x	0.1	x	0.2	x	0.1	x	0.1	x	0.1	x	0.1	x	0.2	x
Redwood debt to (equity + debt)	13%		15%		12%		15%		12%		12%		12%		13%		13%

Redwood debt	$140		$181		$140		$184		$140		$140		$140		$140		$140
ABS obligations of consolidated securitization entities	4,293		3,839		3,957		3,943		3,832		3,961		3,837		3,943		4,016
GAAP obligation	$4,433		$4,020		$4,097		$4,127		$3,972		$4,101		$3,977		$4,083		$4,156

GAAP obligation to equity	4.6	x	3.9	x	3.8	x	3.7	x	3.9	x	4.0	x	4.0	x	4.2	x	4.6	x
GAAP obligation to (equity + GAAP debt)	82%		80%		79%		79%		80%		81%		80%		81%		82%

GAAP stockholders' equity	$959		$1,025		$1,075		$1,065		$1,016		$991		$998		$972		$907
Balance sheet mark-to-market adjustments	32		81		122		112		61		38		58		65		23
Core equity (non-GAAP)	$927		$944		$953		$953		$955		$953		$940		$907		$884

Shares outstanding at period end	78,495		78,555		78,139		78,125		77,984		77,908		77,751		77,737		77,669

GAAP equity per share	$12.22		$13.04		$13.76		$13.63		$13.02		$12.71		$12.84		$12.50		$11.68
Adjustments: GAAP equity to estimated economic value (2)
Investments in Sequoia	$0.06		$(0.01)		$(0.05)		$(0.12)		$(0.24)		$(0.31)		$(0.37)		$(0.37)		$(0.37)
Investments in Acacia	-		-		(0.01)		(0.04)		(0.04)		(0.03)		-		-		-
Long-term debt	1.06		0.78		0.75		0.84		0.99		1.00		0.85		0.90		0.97
ABS issued - Resecuritization	(0.01)		-		-		-		-		-		-		-		-
Estimate of economic value per share (non-GAAP)	$13.33		$13.81		$14.45		$14.31		$13.73		$13.37		$13.32		$13.03		$12.28

(1) Excludes obligations of consolidated securitization entities.
(2) Differences between GAAP and economic value per share reflect our estimate of the economic value of investments in Sequoia and Acacia and our long-term debt. See pages xx and xx for an explanation of these adjustments. In reviewing the components of book value and economic value, there are a number of important factors and limitations to consider. Book value and economic value are calculated as of particular points in time based on our existing assets and liabilities and do not incorporate other factors that may have a significant impact on that value, most notably the impact of future business activities. As a result, these values do not necessarily represent an estimate of our net realizable value, liquidation value, or our market value as a whole. Amounts we ultimately realize from the disposition of assets or settlement of liabilities may vary significantly from these values. Because temporary changes in market conditions can substantially affect value, we do not believe that short-term fluctuations in the value of our assets and liabilities are necessarily representative of the effectiveness of our investment strategy or the long-term underlying value of our business. When quoted market prices or observable market data are not available to estimate fair value, we rely on unobservable inputs, which are generally more subjective and involve a high degree of management judgment and assumptions. These assumptions may have a significant effect on our estimates of value, and the use of different assumptions as well as changes in market  conditions could have a material effect on our results of operations or financial condition.

THE REDWOOD REVIEW 3RD QUARTER 2011	Table 3: Book Value and Financial Ratios

Table 4: Yields and Profitability Ratios1 ($ in thousands)

										Nine	Nine
	2011	2011	2011	2010	2010	2010	2010	2009	2009	Months	Months
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	2011	2010

Interest income	$53,396	$52,955	$54,333	$55,753	$59,015	$56,570	$58,716	$61,796	$70,383	$160,684	$174,301
Average consolidated earning assets	$5,143,814	$5,080,343	$5,107,979	$4,980,935	$5,030,680	$5,139,945	$5,070,987	$5,175,337	$5,128,893	$5,110,939	$5,080,390
Asset yield	4.15%	4.17%	4.25%	4.48%	4.69%	4.40%	4.63%	4.78%	5.49%	4.19%	4.57%

Interest expense	$(24,317)	$(23,633)	$(21,973)	$(21,624)	$(23,695)	$(21,164)	$(18,181)	$(20,524)	$(24,837)	$(69,923)	$(63,040)
Average consolidated interest-bearing liabilities	$4,105,088	$4,025,216	$3,977,010	$3,937,895	$4,016,680	$4,077,992	$4,015,655	$4,096,928	$4,193,650	$4,036,241	$4,036,779
Cost of funds	2.37%	2.35%	2.21%	2.20%	2.36%	2.08%	1.81%	2.00%	2.37%	2.31%	2.08%

Asset yield	4.15%	4.17%	4.25%	4.48%	4.69%	4.40%	4.63%	4.78%	5.49%	4.19%	4.57%
Cost of funds	(2.37%)	(2.35%)	(2.21%)	(2.20%)	(2.36%)	(2.08%)	(1.81%)	(2.00%)	(2.37%)	(2.31%)	(2.08%)
Interest rate spread	1.78%	1.82%	2.04%	2.28%	2.33%	2.33%	2.82%	2.77%	3.12%	1.88%	2.49%

Net interest income	$29,079	$29,322	$32,360	$34,129	$35,320	$35,406	$40,535	$41,272	$45,546	$90,761	$111,261
Average consolidated earning assets	$5,143,814	$5,080,343	$5,107,979	$4,980,935	$5,030,680	$5,139,945	$5,070,987	$5,175,337	$5,128,893	$5,110,939	$5,080,390
Net interest margin	2.26%	2.31%	2.53%	2.74%	2.81%	2.76%	3.20%	3.19%	3.55%	2.37%	2.92%

Operating expenses	$(11,507)	$(12,087)	$(11,513)	$(12,937)	$(12,245)	$(11,227)	$(17,306)	$(10,880)	$(14,806)	$(35,107)	$(40,778)

Average total assets	$5,303,614	$5,263,529	$5,310,376	$5,141,550	$5,161,498	$5,263,730	$5,219,636	$5,293,887	$5,138,793	$5,292,577	$5,214,742
Average total equity	$976,676	$1,035,063	$1,092,580	$1,038,045	$1,003,372	$1,005,212	$985,350	$945,862	$833,227	$1,034,348	$998,044

Operating expenses / net interest income	39.57%	41.22%	35.58%	37.91%	34.67%	31.71%	42.69%	26.36%	32.51%	38.68%	36.65%
Operating expenses / average total assets	0.87%	0.92%	0.87%	1.01%	0.95%	0.85%	1.33%	0.82%	1.15%	0.88%	1.04%
Operating expenses / average total equity	4.71%	4.67%	4.21%	4.99%	4.88%	4.47%	7.03%	4.60%	7.11%	4.53%	5.45%

GAAP net income	$1,297	$9,439	$18,165	$14,709	$19,898	$28,601	$46,844	$40,292	$27,129	$28,901	$95,343
GAAP net income / average total assets	0.10%	0.72%	1.37%	1.14%	1.54%	2.17%	3.59%	3.04%	2.11%	0.73%	2.44%
GAAP net income / average equity (GAAP ROE)	0.53%	3.65%	6.65%	5.67%	7.93%	11.38%	19.02%	17.04%	13.02%	3.73%	12.74%
GAAP net income / average core equity (adjusted ROE) (2)	0.56%	4.04%	7.53%	6.14%	8.25%	12.00%	20.09%	17.99%	12.22%	4.10%	13.38%

Average core equity (2)	$921,048	$934,205	$964,554	$958,194	$964,249	$953,720	$932,721	$896,034	$888,107	$939,776	$950,345

(1) All percentages in this table are shown on an annualized basis.
(2) Core equity is a non-GAAP metric and is equal to GAAP equity excluding accumulated other comprehensive income (loss).

THE REDWOOD REVIEW 3RD QUARTER 2011	Table 4: Yields and Profitability Ratios	49

Table 5: Average Balance Sheet ($ in thousands)	50

										Nine	Nine
	2011	2011	2011	2010	2010	2010	2010	2009	2009	Months	Months
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	2011	2010

Real estate assets at Redwood

Senior residential securities
Prime	$244,502	$246,957	$255,884	$262,048	$270,286	$278,472	$283,477	$280,101	$264,773	$249,073	$277,363
Non-prime	283,043	283,784	307,253	321,655	316,089	302,461	310,948	263,022	270,353	291,271	309,852
Total senior residential securities	527,545	530,741	563,137	583,703	586,375	580,933	594,426	543,124	535,126	540,344	587,215

Residential Re-REMIC securities	41,598	30,447	32,648	32,917	33,250	34,385	45,852	73,938	69,980	34,930	37,783

Subordinate residential securities
Prime	72,199	63,141	53,046	45,914	35,794	38,079	41,701	47,083	58,637	62,866	38,503
Non-prime	10,885	11,183	12,140	11,890	9,181	7,708	4,253	1,377	2,218	11,398	7,065
Total subordinate residential securities	83,084	74,324	65,186	57,804	44,975	45,787	45,954	48,460	60,855	74,264	45,568

Commercial subordinate securities	4,720	5,200	6,288	6,948	7,274	7,417	7,670	8,090	13,504	5,397	7,452
Commercial loans	79,445	59,545	36,434	14,095	242	243	244	245	246	58,632	243
Residential loans	313,763	123,914	204,847	169,691	16,463	2,299	2,313	2,314	2,315	214,574	7,077
CDO	1,247	1,297	1,252	973	1,103	1,207	1,222	1,962	2,255	1,265	1,177
Total real estate assets at Redwood	1,051,402	825,468	909,792	866,131	689,682	672,270	697,681	678,133	684,281	929,406	686,515

Earning assets at Acacia	285,985	315,039	347,786	311,949	292,468	290,060	299,843	304,436	298,615	316,139	294,097
Earning assets at Legacy Sequoia	3,207,500	3,287,938	3,351,214	3,425,633	3,505,497	3,589,882	3,666,884	3,767,112	3,864,796	3,281,691	3,586,830
Earning assets at New Sequoia	392,622	396,742	225,564	162,271	204,504	161,502	-	-	-	338,922	122,751
Earning assets at the Fund	-	4,948	22,280	33,001	34,334	35,526	42,134	53,990	57,070	8,994	37,303

Cash and cash equivalents	150,677	149,350	123,317	102,099	265,071	339,212	311,816	321,838	279,011	141,215	305,195
Earning assets	5,088,186	4,979,485	4,979,953	4,901,084	4,991,557	5,088,452	5,018,358	5,125,509	5,183,773	5,016,367	5,032,691
Balance sheet mark-to-market adjustments	55,628	100,858	128,026	79,851	39,123	51,493	52,629	49,828	(54,880)	94,572	47,699
Earning assets - reported value	5,143,814	5,080,343	5,107,979	4,980,935	5,030,680	5,139,945	5,070,987	5,175,337	5,128,893	5,110,939	5,080,390
Other assets	159,800	183,186	202,397	160,615	130,818	123,785	148,649	118,550	9,900	181,638	134,352
Total assets	$5,303,614	$5,263,529	$5,310,376	$5,141,550	$5,161,498	$5,263,730	$5,219,636	$5,293,887	$5,138,793	$5,292,577	$5,214,742

Short-term debt	$18,116	$1,797	$47,976	$11,265	$-	$7,920	$-	$-	$-	$22,520	$2,640
Legacy Sequoia ABS issued	3,153,659	3,229,493	3,289,456	3,365,929	3,439,201	3,518,773	3,589,269	3,666,201	3,765,292	3,223,706	3,515,197
New Sequoia ABS issued	356,430	359,793	197,758	147,364	184,615	144,201	-	-	-	305,241	110,282
Resecuritization ABS issued	180,769	-	-	-	-	-	-	-	-	60,919
Acacia ABS issued	257,872	295,902	303,601	274,630	254,244	268,715	288,241	288,041	283,996	285,624	270,276
Other liabilities	221,592	200,708	232,062	151,332	126,428	164,764	200,096	231,553	91,027	218,178	163,493
Long-term debt	138,242	138,231	138,219	138,707	138,620	138,383	138,145	137,907	139,190	138,231	138,384
Total liabilities	4,326,680	4,225,924	4,209,072	4,089,227	4,143,108	4,242,755	4,215,751	4,323,702	4,279,505	4,254,419	4,200,272

Noncontrolling interest	258	2,542	8,724	14,278	15,018	15,763	18,535	24,322	26,061	3,810	16,426

Core equity (1)	921,048	934,205	964,554	958,194	964,249	953,720	932,721	896,034	888,107	939,776	950,345
Accumulated other comprehensive income (loss)	55,628	100,858	128,026	79,851	39,123	51,493	52,629	49,829	(54,880)	94,572	47,699
Total equity	976,676	1,035,063	1,092,580	1,038,045	1,003,372	1,005,212	985,350	945,863	833,227	1,034,348	998,044

Total liabilities and equity	$5,303,614	$5,263,529	$5,310,376	$5,141,550	$5,161,498	$5,263,730	$5,219,636	$5,293,887	$5,138,793	$5,292,577	$5,214,742

(1) Core equity is a non-GAAP metric and is equal to GAAP equity excluding accumulated other comprehensive income (loss).

THE REDWOOD REVIEW 3RD QUARTER 2011	Table 5: Average Balance Sheet

Table 6: Balances & Yields by Securities Portfolio at Redwood1 ($ in thousands)

	2011	2011	2011	2010	2010	2010	2010	2009		2011	2011	2011	2010	2010	2010	2010	2009
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4		Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4
Residential Prime Senior AFS									Residential Non-Prime Subordinate AFS
Current face	$329,466	$336,876	$346,317	$358,683	$368,191	$371,066	$450,647	$412,471	Current face	$26,063	$26,940	$29,095	$31,556	$27,461	$32,443	$56,128	$71,963
Unamortized discount	(59,415)	(71,985)	(78,306)	(83,465)	(88,978)	(93,502)	(113,757)	(116,801)	Unamortized (discount) premium	(7,783)	(8,196)	(8,466)	(10,123)	(7,279)	(7,558)	(2,742)	(242)
Credit reserve	(28,330)	(18,433)	(16,679)	(15,667)	(12,822)	(10,084)	(14,637)	(9,898)	Credit reserve	(7,639)	(7,913)	(9,469)	(9,229)	(11,323)	(15,775)	(47,805)	(70,806)
Unrealized gains, net	35,204	39,488	54,860	56,340	49,543	42,222	49,887	43,436	Unrealized gains (losses) , net	(180)	46	868	984	953	732	772	162
Fair value	$276,925	$285,946	$306,192	$315,891	$315,934	$309,702	$372,140	$329,208	Fair value	$10,461	$10,877	$12,028	$13,188	$9,812	$9,842	$6,353	$1,077

Average amortized cost	$244,502	$246,957	$255,884	$262,048	$270,286	$278,472	$283,477	$280,101	Average amortized cost	$10,727	$11,017	$11,957	$11,670	$8,988	$7,519	$4,047	$1,156
Interest income	$6,894	$7,099	$7,479	$8,306	$7,617	$7,868	$8,455	$8,610	Interest income	$502	$531	$598	$619	$545	$603	$129	$8
Annualized yield	11.28%	11.50%	11.69%	12.68%	11.27%	11.30%	11.93%	12.30%	Annualized yield	18.73%	19.27%	20.01%	21.22%	24.25%	32.10%	12.75%	2.67%

Residential Non-Prime Senior AFS									Commercial Subordinate AFS
Current face	$357,809	$367,209	$372,394	$416,169	$431,143	$399,988	$471,894	$423,961	Current face	$54,061	$58,127	$74,782	$89,103	$109,275	$140,547	$152,408	$158,997
Unamortized discount	(71,365)	(81,672)	(87,569)	(104,517)	(111,709)	(110,018)	(133,479)	(133,995)	Unamortized discount	(2,551)	(4,361)	(4,784)	(5,591)	(5,610)	(5,534)	(5,660)	(5,130)
Credit reserve	(24,663)	(19,129)	(17,292)	(15,928)	(14,193)	(10,894)	(13,830)	(13,468)	Credit reserve	(47,197)	(48,987)	(64,717)	(76,979)	(96,657)	(127,627)	(139,320)	(146,018)
Unrealized gains (losses), net	16,380	22,310	30,225	30,641	27,588	24,559	24,556	32,371	Unrealized gains, net	1,574	1,086	1,081	963	904	224	1,448	1,351
Fair value	$278,161	$288,718	$297,758	$326,365	$332,829	$303,635	$349,141	$308,869	Fair value	$5,887	$5,865	$6,362	$7,496	$7,912	$7,610	$8,876	$9,200

Average amortized cost	$263,760	$265,130	$287,991	$301,498	$297,197	$286,462	$292,210	$259,911	Average amortized cost	$4,720	$5,199	$6,288	$6,948	$7,274	$7,417	$7,670	$8,090
Interest income	$7,199	$7,418	$8,338	$8,415	$8,583	$9,007	$10,208	$7,907	Interest income	$553	$558	$492	$616	$2,135	$696	$716	$1,233
Annualized yield	10.92%	11.19%	11.58%	11.16%	11.55%	12.58%	13.97%	12.17%	Annualized yield	46.87%	42.95%	31.30%	35.46%	117.40%	37.55%	37.36%	60.97%

Residential Re-REMIC AFS									CDO Subordinate AFS
Current face	$194,245	$131,860	$131,860	$139,426	$139,426	$139,426	$146,964	$255,975	Current face	$10,689	$11,863	$11,837	$14,815	$14,786	$14,761	$14,736	$14,710
Unamortized discount	(68,861)	(52,375)	(54,855)	(62,471)	(65,691)	(68,049)	(68,806)	(109,807)	Unamortized discount	(1,082)	(1,083)	(1,082)	(1,082)	(1,082)	(1,083)	(1,083)	(1,082)
Credit reserve	(58,106)	(49,033)	(46,546)	(44,182)	(40,656)	(37,962)	(42,299)	(81,726)	Credit reserve	(9,607)	(10,780)	(10,755)	(13,733)	(13,704)	(13,678)	(13,653)	(13,628)
Unrealized gains (losses), net	45,822	47,123	55,038	52,304	41,812	35,655	31,054	41,509	Unrealized gains, net	50	100	-	-	-	-	-	25
Fair value	$113,100	$77,575	$85,497	$85,077	$74,891	$69,070	$66,913	$105,951	Fair value	$50	$100	$-	$-	$-	$-	$-	$25

Average amortized cost	$41,598	$30,447	$32,648	$32,917	$33,250	$34,385	$45,852	$73,938	Average amortized cost	$-	$-	$-	$-	$-	$-	$-	$-
Interest income	$1,675	$1,437	$1,480	$1,440	$1,458	$1,382	$1,925	$2,941	Interest income	$-	$-	$34	$-	$8	$82	$12	$96
Annualized yield	16.11%	18.87%	18.13%	17.50%	17.55%	16.08%	16.79%	15.91%	Annualized yield	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Residential Prime Subordinate AFS									Fair Value Securities
Current face	$227,562	$248,331	$258,615	$273,042	$278,171	$297,932	$324,226	$347,848
Unamortized discount	(22,097)	(29,434)	(24,016)	(24,308)	(23,488)	(22,886)	(23,310)	(21,588)
Credit reserve	(134,116)	(146,391)	(179,587)	(199,754)	(217,996)	(240,357)	(261,854)	(282,813)
Unrealized gains (losses), net	(1,071)	(963)	3,858	4,866	(3,663)	(18,665)	(22,812)	(24,256)
Fair value	$70,278	$71,543	$58,870	$53,846	$33,024	$16,024	$16,250	$19,191	Fair value	$22,199	$20,451	$20,701	$21,354	$22,826	$18,464	$19,990	$7,842

Average amortized cost	$71,873	$62,786	$52,642	$45,550	$35,443	$37,731	$41,373	$46,637	Average fair value	$21,014	$20,472	$21,101	$21,713	$20,539	$17,743	$20,494	$5,740
Interest income	$3,618	$3,582	$4,110	$4,170	$3,328	$3,219	$2,847	$3,406	Interest income	$2,032	$2,008	$2,124	$2,241	$2,350	$2,559	$2,957	$1,102
Annualized yield	20.14%	22.82%	31.23%	36.61%	37.55%	34.13%	27.53%	29.21%	Annualized yield	38.68%	39.24%	40.27%	41.29%	45.76%	57.68%	57.72%	76.79%

(1) Annualized yields are based on average amortized cost.  Cash flows from many of our subordinate securities can be volatile and in certain cases (e.g., when the fair value of certain securities are close to zero) any interest income earned can result in unusually high reported yields that are not sustainable and not necessarily meaningful.

THE REDWOOD REVIEW 3RD QUARTER 2011	Table 6: Balances & Yields by Securities Portfolio at Redwood	51

Table 7: Securities and Loans Portfolio Activity at Redwood ($ in thousands)	52

	2011	2011	2011	2010	2010		2011	2011	2011	2010	2010
	Q3	Q2	Q1	Q4	Q3		Q3	Q2	Q1	Q4	Q3
Residential Prime Senior						Commercial Subordinate
Beginning fair value	$285,946	$306,192	$315,891	$315,934	$309,702	Beginning fair value	$5,865	$6,362	$7,496	$7,912	$7,610
Acquisitions	2,433	8,844	3,317	6,043	9,954	Acquisitions	-	-	-	-	-
Sales	-	(8,554)	(2,825)	-	-	Sales	-	-	(2,116)	-	-
Effect of principal payments	(9,235)	(11,019)	(11,655)	(15,199)	(12,186)	Effect of principal payments	-	-	-	-	-
Change in fair value, net	(2,219)	(9,517)	1,464	9,113	8,464	Change in fair value, net	22	(497)	982	(416)	302
Ending fair value	$276,925	$285,946	$306,192	$315,891	$315,934	Ending fair value	$5,887	$5,865	$6,362	$7,496	$7,912

Residential Non-Prime Senior						CDO Subordinate
Beginning fair value	$307,404	$316,626	$346,107	$354,106	$320,397	Beginning fair value	$1,403	$1,296	$1,038	$960	$1,132
Acquisitions	1,202	3,154	-	635	32,777	Acquisitions	-	-	-	-	-
Sales	-	-	(24,486)	-	-	Sales	-	-	-	-	-
Effect of principal payments	(8,509)	(7,613)	(9,033)	(12,298)	(9,657)	Effect of principal payments	-	-	-	-	-
Change in fair value, net	(1,180)	(4,763)	4,038	3,664	10,589	Change in fair value, net	(393)	107	258	78	(172)
Ending fair value	$298,917	$307,404	$316,626	$346,107	$354,106	Ending fair value	$1,010	$1,403	$1,296	$1,038	$960

Re-REMIC						Residential Real Estate Loans
Beginning fair value	$77,575	$85,497	$85,077	$74,891	$69,070	Beginning carrying value	$205,301	$54,870	$254,936	$63,487	$2,404
Acquisitions	36,888	-	-	-	-	Acquisitions	404,597	152,042	98,960	194,863	62,135
Sales	-	-	(5,230)	-	-	Transfers to Securitization Entities	(376,226)	-	(295,103)	-	-
Effect of principal payments	-	-	-	-	-	Principal Payments	(5,115)	(1,616)	(3,922)	(3,517)	(601)
Change in fair value, net	(1,363)	(7,922)	5,650	10,186	5,821	Transfers to REO	-	-	-	-	(63)
Ending fair value	$113,100	$77,575	$85,497	$85,077	$74,891	Changes in fair value, net	349	5	(1)	103	(388)
						Ending carrying value	$228,906	$205,301	$54,870	$254,936	$63,487
Residential Prime Subordinate
Beginning fair value	$71,845	$59,239	$54,232	$33,384	$16,406	Commercial Real Estate Loans
Acquisitions	3,491	21,277	9,906	15,283	7,088	Beginning carrying value	$71,168	$42,483	$30,537	$242	$243
Sales	-	-	-	-	-	Originations	26,908	28,660	11,925	30,275	-
Effect of principal payments	(1,995)	(1,743)	(2,073)	(692)	883	Principal payments	(25)	(2)	(2)	(2)	(2)
Change in fair value, net	(2,735)	(6,928)	(2,826)	6,257	9,007	Discount/fee amortization	9	27	23	22	1
Ending fair value	$70,606	$71,845	$59,239	$54,232	$33,384	Ending carrying value	$98,060	$71,168	$42,483	$30,537	$242

Residential Non-Prime Subordinate
Beginning fair value	$11,036	$12,196	$13,376	$10,041	$10,030
Acquisitions	-	-	-	3,820	-
Sales	-	-	(703)	-	-
Effect of principal payments	(287)	(336)	(354)	(542)	(320)
Change in fair value, net	(133)	(824)	(123)	57	331
Ending fair value	$10,616	$11,036	$12,196	$13,376	$10,041

THE REDWOOD REVIEW 3RD QUARTER 2011	Table 7: Securities and Loans Portfolio Activity at Redwood

Table 8A: Residential Prime Securities at Redwood and Underlying Loan Characteristics1 ($ in thousands)

	2011	2011	2011	2010	2010	2010	2010	2009
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4

Senior AFS	$276,925	$285,946	$306,192	$315,891	$315,934	$309,702	$372,140	$329,208
Subordinate AFS	70,278	71,543	58,870	53,846	33,024	16,024	16,250	19,191
Fair value	328	302	369	386	360	382	346	319
Total Residential Prime Securities	$347,531	$357,791	$365,431	$370,123	$349,318	$326,108	$388,736	$348,718

Number of loans	92,071	101,149	109,221	121,173	124,536	140,951	156,375	168,449
Total loan face	$34,816,750	$39,160,316	$43,242,656	$49,071,513	$52,490,472	$59,814,476	$71,413,439	$76,332,218
Average loan size	$378	$387	$396	$405	$421	$424	$457	$453

Year 2008 origination	0%	0%	0%	0%	0%	0%	0%	1%
Year 2007 origination	10%	9%	10%	9%	11%	7%	10%	10%
Year 2006 origination	1%	1%	11%	11%	11%	14%	12%	12%
Year 2005 origination	19%	18%	17%	17%	16%	20%	21%	19%
Year 2004 origination and earlier	70%	72%	62%	63%	62%	59%	57%	58%

Geographic concentration
Southern CA	23%	24%	24%	24%	25%	25%	25%	25%
Northern CA	21%	21%	22%	22%	22%	22%	22%	22%
New York	6%	6%	6%	7%	7%	6%	7%	7%
Florida	6%	6%	6%	6%	6%	6%	6%	6%
Virginia	4%	4%	4%	4%	4%	4%	4%	4%
New Jersey	3%	3%	3%	3%	3%	3%	3%	3%
Illinois	3%	3%	3%	3%	3%	3%	3%	3%
Other states	34%	33%	32%	31%	30%	31%	30%	30%

Wtd Avg Original LTV	68%	68%	68%	68%	68%	68%	68%	68%
Original LTV: 0 - 50	12%	13%	12%	13%	13%	13%	13%	13%
Original LTV: 50.01 - 60	11%	12%	11%	12%	11%	12%	11%	11%
Original LTV: 60.01 - 70	23%	23%	22%	22%	22%	22%	22%	22%
Original LTV: 70.01 - 80	49%	48%	50%	49%	49%	50%	51%	50%
Original LTV: 80.01 - 90	3%	3%	3%	3%	3%	2%	2%	2%
Original LTV: 90.01 - 100	2%	1%	2%	1%	2%	1%	1%	1%
Unknown	0%	0%	0%	0%	0%	0%	0%	1%

Wtd Avg FICO	735	735	736	737	738	739	740	740
FICO: <= 680	11%	11%	10%	10%	8%	9%	8%	8%
FICO: 681 - 700	10%	10%	10%	10%	10%	9%	9%	9%
FICO: 701 - 720	14%	14%	14%	14%	14%	14%	14%	14%
FICO: 721 - 740	15%	15%	14%	14%	15%	15%	14%	14%
FICO: 741 - 760	16%	16%	16%	16%	16%	16%	16%	16%
FICO: 761 - 780	17%	17%	18%	18%	19%	19%	19%	19%
FICO: 781 - 800	12%	12%	13%	13%	13%	13%	14%	14%
FICO: >= 801	3%	3%	3%	3%	3%	3%	4%	4%
Unknown	2%	2%	2%	2%	2%	3%	2%	2%

Conforming balance % (2)	59%	60%	59%	59%	58%	58%	57%	58%
> $1 MM %	8%	8%	8%	9%	9%	9%	9%	9%

2nd Home %	7%	7%	7%	7%	7%	7%	7%	7%
Investment Home %	2%	2%	2%	2%	2%	2%	2%	2%

Purchase	39%	39%	42%	42%	43%	43%	45%	44%
Cash Out Refi	23%	23%	23%	23%	22%	22%	22%	22%
Rate-Term Refi	37%	37%	34%	34%	34%	34%	33%	33%
Other	1%	1%	1%	1%	1%	1%	0%	1%

Full Doc	51%	51%	50%	50%	50%	55%	55%	55%
No Doc	6%	6%	5%	6%	5%	5%	5%	5%
Other Doc (Lim, Red, Stated, etc)	40%	40%	42%	41%	42%	38%	37%	37%
Unknown/Not Categorized	3%	3%	3%	3%	3%	2%	3%	3%

2-4 Family	1%	1%	1%	2%	1%	1%	2%	2%
Condo	9%	9%	10%	10%	10%	10%	10%	10%
Single Family	89%	89%	88%	87%	88%	87%	87%	87%
Other	1%	1%	1%	1%	1%	1%	1%	1%

(1) Only the loan groups providing direct cash flow to securities we own are included.
(2) The definition of a conforming loan has significantly changed over time.  For Q3 2011, the conforming balance definition that went into effect on October 1, 2011 was used (which had a maximum loan balance of $625,500).  For all periods prior to Q3 2011, the conforming balance definition available in June 2011 was used (which had a maximum loan balance of $729,750).

THE REDWOOD REVIEW 3RD QUARTER 2011	Table 8A: Residential Prime Securities at Redwood and Underlying Loan Characteristics	53

Table 8B: Residential Non-Prime Securities at Redwood and Underlying Loan Characteristics1 ($ in thousands)	54

	2011	2011	2011	2010	2010	2010	2010	2009
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4

Senior AFS	$278,161	$288,718	$297,758	$326,365	$332,829	$303,635	$349,141	$308,869
Subordinate AFS	10,461	10,877	12,028	13,188	9,812	9,842	6,353	1,077
Fair value	20,911	18,845	19,036	19,930	21,506	16,950	18,422	6,301
Total Residential Non-prime Securities	$309,533	$318,440	$328,822	$359,483	$364,147	$330,427	$373,916	$316,247

Number of loans	54,538	55,830	57,542	65,949	67,713	72,621	79,448	73,102
Total loan face	$11,878,085	$12,250,760	$12,723,531	$14,615,940	$15,181,465	$16,931,963	$19,644,742	$20,445,051
Average loan size	$218	$219	$221	$222	$224	$233	$247	$280

Year 2008 origination	0%	0%	0%	0%	0%	0%	0%	0%
Year 2007 origination	0%	0%	0%	0%	0%	7%	10%	11%
Year 2006 origination	14%	15%	15%	18%	18%	18%	9%	5%
Year 2005 origination	51%	50%	50%	49%	49%	45%	50%	47%
Year 2004 origination and earlier	35%	35%	35%	33%	33%	30%	31%	37%

Geographic concentration
Southern CA	21%	21%	21%	20%	21%	22%	23%	25%
Northern CA	15%	15%	14%	14%	14%	14%	17%	18%
Florida	9%	9%	9%	9%	9%	9%	8%	8%
New York	5%	5%	5%	5%	5%	5%	5%	5%
Virginia	3%	3%	3%	4%	4%	4%	3%	3%
New Jersey	3%	3%	3%	3%	3%	4%	3%	4%
Illinois	3%	3%	3%	3%	3%	3%	3%	3%
Other states	41%	41%	42%	42%	41%	40%	38%	34%

Wtd Avg Original LTV	73%	73%	73%	73%	73%	73%	73%	73%
Original LTV: 0 - 50	7%	7%	6%	7%	7%	7%	6%	5%
Original LTV: 50.01 - 60	8%	8%	8%	8%	8%	8%	8%	8%
Original LTV: 60.01 - 70	18%	18%	18%	18%	18%	18%	18%	19%
Original LTV: 70.01 - 80	58%	58%	58%	58%	58%	58%	58%	59%
Original LTV: 80.01 - 90	6%	6%	7%	6%	6%	6%	7%	6%
Original LTV: 90.01 - 100	3%	3%	3%	3%	3%	3%	3%	3%
Unknown	0%	0%	0%	0%	0%	0%	0%	0%

Wtd Avg FICO	710	710	711	711	711	711	712	712
FICO: <= 680	27%	27%	27%	28%	27%	27%	26%	26%
FICO: 681 - 700	14%	14%	14%	14%	14%	14%	14%	15%
FICO: 701 - 720	14%	14%	14%	14%	14%	14%	15%	15%
FICO: 721 - 740	12%	12%	12%	12%	12%	12%	13%	13%
FICO: 741 - 760	12%	12%	12%	11%	12%	11%	12%	11%
FICO: 761 - 780	10%	10%	10%	10%	10%	10%	10%	10%
FICO: 781 - 800	7%	7%	7%	7%	7%	7%	7%	7%
FICO: >= 801	2%	2%	2%	2%	2%	2%	2%	2%
Unknown	2%	2%	2%	2%	2%	2%	1%	1%

Conforming balance % (2)	86%	86%	86%	86%	86%	85%	81%	76%
> $1 MM %	3%	3%	3%	3%	3%	4%	6%	9%

2nd Home %	4%	4%	4%	4%	4%	4%	5%	5%
Investment Home %	14%	13%	13%	13%	13%	13%	11%	9%

Purchase	41%	41%	42%	42%	42%	40%	39%	40%
Cash Out Refi	42%	42%	41%	41%	41%	41%	42%	42%
Rate-Term Refi	16%	16%	16%	16%	16%	18%	18%	17%
Other	1%	1%	1%	1%	1%	1%	1%	1%

Full Doc	39%	38%	39%	38%	38%	36%	37%	34%
No Doc	4%	4%	4%	3%	3%	3%	3%	2%
Other Doc (Lim, Red, Stated, etc)	56%	56%	56%	57%	57%	59%	59%	62%
Unknown/Not Categorized	1%	2%	1%	2%	2%	2%	1%	2%

2-4 Family	8%	8%	8%	8%	8%	8%	6%	5%
Condo	8%	8%	8%	8%	8%	8%	8%	9%
Single Family	84%	84%	84%	84%	84%	84%	86%	86%
Other	0%	0%	0%	0%	0%	0%	0%	0%

(1) Only the loan groups providing direct cash flow to securities we own are included.
(2) The definition of a conforming loan has significantly changed over time.  For Q3 2011, the conforming balance definition that went into effect on October 1, 2011 was used (which had a maximum loan balance of $625,500).  For all periods prior to Q3 2011, the conforming balance definition available in June 2011 was used (which had a maximum loan balance of $729,750).

THE REDWOOD REVIEW 3RD QUARTER 2011	Table 8B: Residential Non-Prime Securities at Redwood and Underlying Loan Characteristics

Table 9: Residential Real Estate Loan Characteristics1 ($ in thousands)

	2011	2011	2011	2010	2010	2010	2010	2009
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4

Residential loans	$4,190,773	$3,892,161	$3,819,692	$3,818,659	$3,754,053	$3,807,334	$3,661,063	$3,733,173
Number of loans	12,526	12,258	12,301	12,413	12,500	12,725	12,721	12,930
Average loan size	$335	$318	$311	$308	$300	$299	$288	$289

Adjustable %	74%	81%	84%	86%	90%	90%	96%	95%
Hybrid %	10%	10%	11%	10%	10%	10%	4%	5%
Fixed %	16%	9%	5%	4%	0%	0%	0%	0%

Amortizing %	19%	11%	8%	7%	5%	4%	3%	3%
Interest-only %	81%	89%	92%	93%	95%	96%	97%	97%

Florida	12%	12%	13%	13%	13%	13%	14%	14%
Southern California	12%	12%	11%	11%	11%	11%	11%	11%
Northern California	14%	12%	11%	11%	10%	9%	8%	8%
New York	8%	8%	8%	7%	8%	8%	7%	7%
Georgia	5%	5%	5%	5%	5%	5%	5%	5%
New Jersey	4%	4%	4%	4%	4%	4%	5%	5%
Texas	5%	5%	5%	5%	5%	5%	5%	5%
Colorado	3%	3%	4%	4%	4%	4%	4%	4%
Virginia	2%	3%	3%	3%	3%	3%	3%	3%
Arizona	2%	2%	2%	2%	2%	2%	2%	2%
Illinois	2%	2%	2%	2%	2%	3%	2%	2%
Other states	31%	32%	32%	33%	33%	33%	34%	34%

Year 2011 origination	9%	3%	0%	0%	0%	0%	0%	0%
Year 2010 origination	10%	8%	7%	5%	2%	0%	0%	0%
Year 2009 origination	4%	4%	5%	5%	5%	6%	0%	0%
Year 2008 origination	0%	0%	0%	0%	0%	0%	0%	0%
Year 2007 origination	2%	2%	2%	2%	2%	2%	2%	2%
Year 2006 origination	4%	5%	5%	5%	5%	5%	6%	6%
Year 2005 origination	3%	3%	4%	4%	4%	4%	4%	4%
Year 2004 origination or earlier	68%	75%	77%	79%	82%	83%	88%	88%

Wtd Avg Original LTV	66%	66%	66%	66%	66%	66%	67%	67%
Original LTV: 0 - 50	20%	19%	19%	19%	19%	19%	18%	18%
Original LTV: 50 - 60	13%	13%	13%	12%	12%	12%	11%	11%
Original LTV: 60 - 70	21%	21%	21%	21%	21%	20%	20%	20%
Original LTV: 70 - 80	40%	40%	40%	41%	41%	42%	43%	43%
Original LTV: 80 - 90	2%	2%	2%	2%	2%	2%	2%	2%
Original LTV: 90 - 100	4%	5%	5%	5%	5%	5%	6%	6%

Wtd Avg FICO	739	736	735	734	733	733	730	730
FICO: <= 600	1%	1%	1%	1%	1%	1%	1%	1%
FICO: 601 -620	1%	1%	1%	1%	1%	1%	1%	1%
FICO: 621 - 640	2%	2%	2%	2%	2%	2%	2%	2%
FICO: 641 -660	3%	3%	3%	3%	4%	4%	4%	4%
FICO: 661 - 680	6%	7%	7%	7%	7%	7%	8%	8%
FICO: 681 - 700	9%	10%	10%	11%	11%	11%	12%	12%
FICO: 701 - 720	12%	12%	13%	13%	13%	13%	13%	13%
FICO: 721 - 740	12%	13%	13%	13%	13%	13%	13%	13%
FICO: 741 - 760	14%	14%	14%	14%	14%	14%	14%	14%
FICO: 761 - 780	18%	18%	17%	17%	17%	17%	16%	16%
FICO: 781 - 800	17%	15%	15%	14%	13%	13%	12%	12%
FICO: >= 801	5%	4%	4%	4%	4%	4%	4%	4%

Conforming balance % (2)	42%	49%	50%	51%	53%	53%	56%	56%
% balance in loans > $1mm per loan	22%	20%	20%	20%	18%	18%	16%	16%

2nd home %	11%	11%	11%	12%	12%	12%	12%	12%
Investment home %	3%	3%	3%	4%	4%	4%	4%	4%

Purchase	33%	32%	31%	31%	31%	31%	31%	31%
Cash out refinance	29%	31%	33%	33%	34%	34%	36%	36%
Rate-term refinance	37%	36%	35%	35%	34%	34%	31%	31%
Other	1%	1%	1%	1%	1%	1%	2%	2%

(1) This table presents characteristics of residential real estate loans held by consolidated Sequoia entities and residential real estate loans held by Redwood and intended to be securitized by future Sequoia entities.
(2) The definition of a conforming loan has significantly changed over time.  For Q3 2011, the conforming balance definition that went into effect on October 1, 2011 was used (which had a maximum loan balance of $625,500).  For all periods prior to Q3 2011, the conforming balance definition available in June 2011 was used (which had a maximum loan balance of $729,750).

THE REDWOOD REVIEW 3RD QUARTER 2011	Table 9: Residential Real Estate Loan Characteristics	55

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56

Redwood Trust Corporate Information

EXECUTIVE OFFICERS:	DIRECTORS:

Martin S. Hughes	George E. Bull, III
President and Chief Executive Officer	Chairman of the Board

Brett D. Nicholas	Richard D. Baum
Executive Vice President, Chief Investment Officer, and	Former Chief Deputy Insurance
Chief Operating Officer	Commissioner for the State of California

Diane L. Merdian	Thomas C. Brown
Chief Financial Officer	CEO and Principal Shareholder,
Urban Bay Properties, Inc.
Harold F. Zagunis	COO, McGuire Real Estate
Chief Risk Officer
Mariann Byerwalter
Scott M. Chisholm	Chairman, JDN Corporate Advisory LLC
Managing Director
Douglas B. Hansen
John H. Isbrandtsen	Private Investor
Managing Director
Martin S. Hughes
Fred J. Matera	President and Chief Executive Officer
Managing Director
Greg H. Kubicek
Andrew P. Stone	President, The Holt Group, Inc.
General Counsel
Jeffrey T. Pero
Retired Partner, Latham & Watkins LLP

STOCK LISTING:	Georganne C. Proctor
The Company’s common stock is traded	Former Chief Financial Officer, TIAA-CREF
on the New York Stock Exchange under
the symbol RWT	Charles J. Toeniskoetter
Chairman, Toeniskoetter & Breeding, Inc. Development
CORPORATE HEADQUARTERS:	Chairman and CEO,
One Belvedere Place, Suite 300	Toeniskoetter Construction, Inc.
Mill Valley, California 94941
Telephone: (415) 389-7373
INVESTOR RELATIONS:
NEW YORK OFFICE:	Mike McMahon
1114 Avenue of the Americas Suite 3405	Managing Director
New York, New York 10036
Paula Kwok
TRANSFER AGENT:	Assistant Vice President
Computershare Trust Company, N.A.
2 North LaSalle Street
Chicago, IL 60602	Investor Relations Hotline: (866) 269-4976
Telephone: (888) 472-1955	Email: investorrelations@redwoodtrust.com

For more information about Redwood Trust, please visit our website at: www.redwoodtrust.com